EXHIBIT 10.2

Execution Version

AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT

dated as of February 13, 2007

among

TC PIPELINES, LP
as Borrower

THE LENDERS FROM TIME TO TIME PARTY HERETO

SUNTRUST BANK
as Administrative Agent

UBS SECURITIES LLC AND ROYAL BANK OF CANADA
as Co-Documentation Agents

BMO CAPITAL MARKETS FINANCING INC. AND THE ROYAL BANK OF SCOTLAND PLC
as Co-Syndication Agents

and

DEUTSCHE BANK SECURITIES INC. AND THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
as Managing Agents

====================================================================

SUNTRUST CAPITAL MARKETS, INC.,
as Arranger and Book Manager

TABLE OF CONTENTS

Page
ARTICLE I

DEFINITIONS; CONSTRUCTION	1
Section 1.1.	Definitions	1
Section 1.2.	Classifications of Loans and Borrowings	24
Section 1.3.	Accounting Terms and Determination	24
Section 1.4.	Terms Generally	24

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS	25
Section 2.1.	General Description of Facilities	25
Section 2.2.	Revolving Loans	25
Section 2.3.	Procedure for Borrowings	25
Section 2.4.	Swingline Commitment	26
Section 2.5.	Term Loan Commitments	27
Section 2.6.	Funding of Borrowings	28
Section 2.7.	Interest Elections	28
Section 2.8.	Optional Reduction and Termination of Commitments	29
Section 2.9.	Repayment of Loans	30
Section 2.10.	Evidence of Indebtedness	30
Section 2.11.	Optional Prepayments	31
Section 2.12.	Mandatory Prepayments	31
Section 2.13.	Interest on Loans	32
Section 2.14.	Fees	32
Section 2.15.	Computation of Interest and Fees	33
Section 2.16.	Inability to Determine Interest Rates	34
Section 2.17.	Illegality	34
Section 2.18.	Increased Costs	35
Section 2.19.	Funding Indemnity	36
Section 2.20.	Taxes	36
Section 2.21.	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	38
Section 2.22.	Letters of Credit	40
Section 2.23.	Increase of Commitments; Additional Lenders	44
Section 2.24.	Mitigation of Obligations	45
Section 2.25.	Replacement of Lenders	45
Section 2.26.	Extensions of Maturity Date or Revolving Commitment Termination Date	46

ARTICLE III

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT	47
Section 3.1.	Conditions To Effectiveness	47
Section 3.2.	Each Credit Event	49
Section 3.3.	Delivery of Documents	49

  i

ARTICLE IV

REPRESENTATIONS AND WARRANTIES	51
Section 4.1.	Existence; Power	51
Section 4.2.	Organizational Power; Authorization	51
Section 4.3.	Governmental Approvals; No Conflicts	51
Section 4.4.	Financial Statements	51
Section 4.5.	Litigation and Environmental Matters	52
Section 4.6.	Compliance with Laws and Agreements	52
Section 4.7.	Investment Company Act, Etc.	52
Section 4.8.	Taxes	52
Section 4.9.	Margin Regulations	53
Section 4.10.	ERISA	53
Section 4.11.	Ownership of Property	53
Section 4.12.	Disclosure	54
Section 4.13.	Labor Relations	54
Section 4.14.	Subsidiaries	54
Section 4.15.	Insolvency	54
Section 4.16.	OFAC	54
Section 4.17.	Patriot Act	54

ARTICLE V

AFFIRMATIVE COVENANTS	55
Section 5.1.	Financial Statements and Other Information	55
Section 5.2.	Notices of Material Events	56
Section 5.3.	Existence; Conduct of Business	56
Section 5.4.	Compliance with Laws, Etc.	57
Section 5.5.	Payment of Obligations	57
Section 5.6.	Books and Records	57
Section 5.7.	Visitation, Inspection, Etc.	57
Section 5.8.	Maintenance of Properties; Insurance	57
Section 5.9.	Use of Proceeds and Letters of Credit	58
Section 5.10.	Maintenance of Tax Status	58

ARTICLE VI

FINANCIAL COVENANTS	58
Section 6.1.	Leverage Ratio	58
Section 6.2.	Interest Coverage Ratio	59

ARTICLE VII

NEGATIVE COVENANTS	59
Section 7.2.	Negative Pledge	60
Section 7.3.	Fundamental Changes	62
Section 7.4.	Investments, Loans, Etc.	63
Section 7.5.	Restricted Payments	64
Section 7.6.	Transactions with Affiliates	64
Section 7.7.	Restrictive Agreements	64
Section 7.8.	Sale and Leaseback Transactions	65
Section 7.9.	Hedging Transactions	65
Section 7.10.	Certain Amendments to Cash Distribution Policies and Partnership Agreements	65
Section 7.11.	Accounting Changes	66

ARTICLE VIII

EVENTS OF DEFAULT	66
Section 8.1.	Events of Default	66

ARTICLE IX

THE ADMINISTRATIVE AGENT	69
Section 9.1.	Appointment of Administrative Agent	69
Section 9.2.	Nature of Duties of Administrative Agent	69
Section 9.3.	Lack of Reliance on the Administrative Agent	70
Section 9.4.	Certain Rights of the Administrative Agent	70
Section 9.5.	Reliance by Administrative Agent	70
Section 9.6.	The Administrative Agent in its Individual Capacity	71
Section 9.7.	Successor Administrative Agent	71
Section 9.8.	Authorization to Execute other Loan Documents	71
Section 9.9.	Co-Documentation Agents; Co-Syndication Agents; Managing Agents.	71

ARTICLE X

MISCELLANEOUS	72
Section 10.1.	Notices	72
Section 10.2.	Waiver; Amendments	74
Section 10.3.	Expenses; Indemnification	75
Section 10.4.	Successors and Assigns	77
Section 10.5.	Governing Law; Jurisdiction; Consent to Service of Process	80
Section 10.6.	WAIVER OF JURY TRIAL	81
Section 10.7.	Right of Setoff	81
Section 10.8.	Counterparts; Integration	82
Section 10.9.	Survival	82
Section 10.10.	Severability	82
Section 10.11.	Confidentiality	82
Section 10.12.	Interest Rate Limitation	83
Section 10.13.	Patriot Act	83

Section 10.14.	Location of Closing	84
Section 10.15.	Non-Recourse	84

Schedules
	Schedule I	-	Applicable Margin and Applicable Percentage Revolving Loans
	Schedule II	-	Applicable Margin and Applicable Percentage Term Loans
	Schedule III		Commitment Amounts
	Schedule 4.5	-	Environmental Matters
	Schedule 4.14	-	Subsidiaries
	Schedule 7.1	-	Outstanding Indebtedness
	Schedule 7.2	-	Existing Liens
	Schedule 7.4	-	Existing Investments
	Schedule 7.6	-	Transactions with Affiliates

Exhibits
	Exhibit A	-	Form of Revolving Credit Note
	Exhibit B	-	Form of Term Note
	Exhibit C	-	Form of Swingline Note
	Exhibit D	-	Form of Assignment and Acceptance

	Exhibit 2.3(a)	-	Form of Notice of Term Loan Borrowing
	Exhibit 2.3(b)	-	Form of Notice of Revolving Borrowing
	Exhibit 2.4	-	Form of Notice of Swingline Borrowing
	Exhibit 2.7	-	Form of Notice of Continuation/Conversion
	Exhibit 3.1(b)(iv)	-	Form of Secretary’s Certificate
	Exhibit 3.1(b)(viii)	-	Form of Officer’s Certificate
	Exhibit 5.1(c)	-	Form of Compliance Certificate

v

AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT

THIS AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT (this “Agreement”) is made and entered into as of February 13, 2007, by and among TC PIPELINES, LP, a Delaware limited partnership (the “Borrower”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), as issuing bank (the “Issuing Bank”) and as swingline lender (the “Swingline Lender”).

W I T N E S S E T H:

WHEREAS, Borrower, certain of the lenders and SunTrust Bank as administrative agent, issuing bank and swingline lender are parties to that certain Revolving Credit and Term Loan Credit Agreement, dated as of December 12, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”), pursuant to which the Lenders established a $30,000,000 revolving credit facility and made term loans in an aggregate principal amount equal to $380,000,000 in favor of Borrower;

WHEREAS, the Borrower has requested that the lenders party to the Existing Credit Agreement amend and restate the Existing Credit Agreement in order to modify certain provisions thereof;

WHEREAS, subject to the terms and conditions of this Agreement, the Administrative Agent, the Lenders, the Swingline Lender and the Issuing Bank to the extent of their respective Commitments as defined herein, are willing to amend and restate the Existing Credit Agreement and to severally establish a $250,000,000 revolving credit facility, a letter of credit subfacility and the swingline subfacility in favor of and to make term loans in an aggregate principal amount up to $700,000,000 in favor of the Borrower.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Administrative Agent, the Issuing Bank and the Swingline Lender agree that the Existing Credit Agreement is hereby amended and restated as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1. Definitions.  In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Additional Commitment Amount” shall have the meaning given to such term in Section 2.23.

“Additional Lender” shall have the meaning given to such term in Section 2.23.

“Adjusted Cash Flow” shall mean, with reference to any period (i) the consolidated net income (or loss) of the Borrower and its Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP, plus (ii) to the extent taken into account in determining such consolidated net income (or loss), the sum of interest expense, expense for taxes paid or accrued, depreciation, amortization and extraordinary losses incurred other than in the ordinary course of business, minus (iii) to the extent taken into account in determining such consolidated net income (or loss), extraordinary gains realized other than in the ordinary course of business, minus (iv) to the extent taken into account in determining such consolidated net income (or loss), equity earnings of any Person in which the Borrower or any of its Subsidiaries has an interest (which interest does not cause the net income of such Person to be consolidated with the consolidated net income of the Borrower and its Subsidiaries in accordance with GAAP), plus (v) the aggregate amount of all cash dividends and other distributions of cash actually received by the Borrower or any of its consolidated Subsidiaries during such period from any Person in which the Borrower or any of its consolidated Subsidiaries has an interest (which interest does not cause the Consolidated Net Income of such other Person to be consolidated with the Consolidated Net Income of the Borrower and its Subsidiaries in accordance with GAAP), plus (vi) any Material Project EBITDA Adjustment; provided that for purposes of calculating consolidated net income for any four fiscal quarter period, if at any time during that period the Borrower or any Subsidiary shall have consummated an acquisition, consolidated net income for such period shall be calculated after giving pro forma effect thereto as if such acquisition had occurred on the first day of such period.

“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.

“Administrative Agent” shall have the meaning assigned to such term in the opening paragraph hereof.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.  For purposes of this definition the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise, provided, that, for purposes of Section 7.6, each of Northern Border and Tuscarora shall be deemed to be an Affiliate of the Borrower as long as it qualifies as a Significant Subsidiary.

“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time.  On the Closing Date, the Aggregate Revolving Commitment Amount is $250,000,000.

“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean, as of any date and subject to Section 6.1(b) hereof, (a) with respect to interest on all Revolving Loans outstanding on any date or the letter of credit fee, as the case may be, a percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth on Schedule I and (b) with respect to interest on all Term Loans outstanding on any date a percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth on Schedule II; provided, that a change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers the financial statements required by Section 5.1(a) or (b) and the Compliance Certificate required by Section 5.1(c); provided further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level V as set forth on Schedule I, in the case of Revolving Loans, and Level V as set forth on Schedule II, in the case of Term Loans, until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above.  Notwithstanding the foregoing but subject to Section 6.1(b), the Applicable Margin from the Closing Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending December 31, 2006 are required to be delivered shall be at Level IV as set forth on Schedule I, in the case of Revolving Loans, and at Level IV as set forth on Schedule II, in the case of Term Loans.  Notwithstanding anything to the contrary contained herein, at any time that the Revolving Credit Exposure exceeds 50% of the Aggregate Revolving Commitment Amount, then the Applicable Margin for Eurodollar Loans for all pricing Levels listed on Schedule I shall automatically increase by the Utilization Premium set forth on Schedule I.  In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.1(a), (b) or (c) is shown to be inaccurate (so long as such inaccuracy is discovered within the first anniversary of the Termination Date), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin as set forth on Schedule I, in the case of Revolving Loans, and as set forth on Schedule II, in the case of Term Loans, for any period rather than the Applicable Margin applied for such period, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such period, (ii) the Applicable Margin shall be determined on the basis of the corrected Compliance Certificate and (iii) the Borrowers shall immediately pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest owing as a result of such increased Applicable Margin for such period.  The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII.

“Applicable Percentage” shall mean, as of any date and subject to Section 6.1(b) hereof, with respect to the facility fee or the commitment fee as of any date, the percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth on Schedule I, in the case of Revolving Loans, and on Schedule II, in the case of Term Loans; provided, that a change in the Applicable Percentage resulting from a change in the Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers the financial statements required by Section 5.1(a) or (b) and the Compliance Certificate required by Section 5.1(c); provided further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate, the Applicable Percentage shall be at Level V as set forth on Schedule I, in the case of Revolving Loans, and at Level V as set forth on Schedule II, in the case of Term Loans until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Percentage shall be determined as provided above.  Notwithstanding the foregoing but subject to Section 6.1(b), the Applicable Percentage for the facility fee or the commitment fee from the Closing Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending December 31, 2006 are required to be delivered shall be at Level IV as set forth on Schedule I, in the case of Revolving Loans, and at Level IV as set forth on Schedule II, in the case of Term Loans.  In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.1(a), (b) or (c) is shown to be inaccurate (so long as such inaccuracy is discovered within the first anniversary of the Termination Date), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage as set forth on Schedule I, in the case of Revolving Loans, and as set forth on Schedule II, in the case of Term Loans, for any period rather than the Applicable Percentage applied for such period, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such period, (ii) the Applicable Percentage shall be determined based upon the corrected Compliance Certificate and (iii) the Borrowers shall immediately pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest owing as a result of such increased Applicable Percentage for such period.  The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII.

 “Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit D attached hereto or any other form approved by the Administrative Agent.

“Availability Period” shall mean the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Base Rate” shall mean the higher of (i) the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time, and (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%).  The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers.  The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate.  Each change in the Administrative Agent’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

“Borrower” shall have the meaning in the introductory paragraph hereof.

“Borrower Partnership Agreement” shall mean that certain Amended and Restated Agreement of Limited Partnership of TC PipeLines, LP dated May 28, 1999, as amended.

“Borrowing” shall mean a borrowing consisting of (i) Loans of the same Class and Type, made, converted or continued on the same date and in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan.

“Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia, Calgary, Canada and New York, New York are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which banks are not open for dealings in dollar deposits are carried on in the London interbank market.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” shall mean any non-redeemable capital stock (or in the case of a partnership or limited liability company, the partners’ or members’ equivalent equity interest) of the Borrower or any of its Subsidiaries (to the extent issued to a Person other than the Borrower), whether common or preferred.

“Change in Control” shall mean the occurrence of one or more of the following events: (i) any Person or two or more Persons acting in concert (other than TransCanada Corporation or any of its Subsidiaries) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of voting stock of the General Partner (or other securities convertible into such voting stock ) (A) representing 50% or more of the combined voting power of all voting stock of the General Partner or (B) representing the combined voting power of all voting stock of the General Partner more than that owned, directly or indirectly, by TransCanada Corporation; or (ii) any Person or two or more Persons acting in concert (other than TransCanada Corporation or any of its Subsidiaries or any other Person reasonably acceptable to the Required Lenders) shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the General Partner; (iii) the General Partner shall for any reason cease to be the managing general partner of the Borrower, (iv) the failure of the Borrower to own, directly or indirectly, free and clear of all Liens, at least 50% of the partnership interests in Northern Border, (v) the failure of the Borrower to own, directly or indirectly, free and clear of all Liens, at least 98% of the partnership interests in Tuscarora or (vi) after the consummation of the GLGT Acquisition, the failure of the Borrower to own, directly or indirectly, free and clear of all Liens, at least 46.45% of the partnership interests in GLGT.

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or for purposes of Section 2.18(b), by such Lender’s or the Issuing Bank’s parent corporation, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Term Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Swingline Commitment or a Term Loan Commitment.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 10.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Commercial Operation Date” means the date on which a Material Project is substantially complete and commercially operable.

“Commitment” shall mean a Revolving Commitment, a Swingline Commitment or a Term Loan Commitment or any combination thereof (as the context shall permit or require).

“Compliance Certificate” shall mean a certificate executed by the principal executive officer, the principal financial officer or the controller of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c).

“Consolidated Interest Expense” shall mean, for the Borrower and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, without duplication, the sum of (i) total interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) with respect to Hedging Transactions during such period (whether or not actually paid or received during such period).

“Consolidated Net Worth” shall mean, for the Borrower and its Subsidiaries for any period, the aggregate amount of Capital Stock, minority interests, and other equity accounts (including, without limitation, retained earnings, paid in capital and accumulated other comprehensive income or loss (but without giving effect to any non-cash pension and other post-retirement benefits liability adjustments recorded in accordance with GAAP)) of Borrower and its Subsidiaries at such date determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Funded Debt” shall mean, as of any date, all Indebtedness of the Borrower and its Subsidiaries measured on a consolidated basis as of such date, but excluding Indebtedness of the type described in subsection (xi) of the definition thereto.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” shall mean a Lender that (a) has failed to fund its portion of any Borrowing or any participations in Letters of Credit or Swingline Loans that it is required to fund under this Agreement and has continued in such failure for three (3) Business Days after written notice from the Administrative Agent, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Default Interest” shall have the meaning set forth in Section 2.13(c).

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D).  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D.  The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Default” shall have the meaning provided in Article VIII.

“Existing Credit Agreement” shall have the meaning set forth in the recitals hereto.

“Existing Lenders” shall mean each of the lenders party to the Existing Credit Agreement.

“Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes in each case imposed on (or measured by) its net income by the United States of America, any state or local taxing authority in the United States of America or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located, (c) in the case of a Foreign Lender, any withholding tax that (i) is imposed on amounts payable to such Foreign Lender under the law applicable at the time such Foreign Lender becomes a party to this Agreement, (ii) is imposed on amounts payable to such Foreign Lender under the law applicable at any time that such Foreign Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, or (iii) is attributable to such Foreign Lender’s failure to comply with Section 2.20(e), and (d) any backup withholding tax imposed under Section 3406 of the Code.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” shall mean that certain fee letter, dated as of January 18, 2007, executed by SunTrust Capital Markets, Inc. and SunTrust Bank and accepted by Borrower.

“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.

“Fiscal Year” shall mean any fiscal year of the Borrower.

“Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(30) of the Code.

“General Partner” shall mean TC PipeLines GP, Inc. a Delaware corporation.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“GLGT” shall mean Great Lakes Gas Transmission Limited Partnership, a Delaware limited partnership.

“GLGT Acquisition” means that acquisition described in detail in the GLGT Purchase and Sale Agreement.

“GLGT Partnership Agreement” shall mean that certain Amended and Restated Agreement of Limited Partnership of Great Lakes Gas Transmission Limited Partnership to be dated as of the closing date of the GLGT Acquisition, 2007, as amended and restated from time to time.

 “GLGT Purchase and Sale Agreement” means that certain Purchase and Sale Agreement, dated as of December 22, 2006, among El Paso Great Lakes Company, L.L.C., as seller, and TC GL ILP and TransCanada PipeLine USA Ltd., as buyers.

 “Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.  The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into by such Person that is a rate swap, basis swap, forward rate transaction, commodity swap, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collateral transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Hybrid Securities” shall mean any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least 20 years, which provides for the optional or mandatory deferral of interest or distributions, issued by the Borrower, or any business trusts, limited liability companies, limited partnerships or similar entities (i) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more wholly owned Subsidiaries) at all times by the Borrower or any Subsidiaries, (ii) that have been formed for the purpose of issuing such securities or deferrable interest subordinated debt, and (iii) substantially all the assets of which consist of (A) subordinated debt of the Borrower or any Subsidiary, and (B) payments made from time to time on the subordinated debt.

“Indebtedness” of any Person shall mean, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person to purchase, redeem, retire or otherwise acquire for value any common stock of such Person, (x) Off-Balance Sheet Liabilities and (xi) all Hedging Obligations.  The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Information Memorandum” shall mean the Confidential Information Memorandum dated January 2007 (as amended) relating to the Borrower and the transactions contemplated by this Agreement and the other Loan Documents.

“Interest Coverage Ratio” shall mean, as of any date, the ratio of (i) Adjusted Cash Flow for the four consecutive Fiscal Quarters ending on or immediately prior to such date to (ii) Consolidated Interest Expense for the four consecutive Fiscal Quarters ending on or immediately prior to such date.

“Interest Period” shall mean with respect to (i) any Swingline Borrowing, such period as the Swingline Lender and the Borrower shall mutually agree and (ii) any Eurodollar Borrowing, a period of one, two, three, six and, subject to clause (iii) of this definition, nine or twelve months; provided, that:

(i)  the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

(iii) the Borrower shall not be entitled to select an Interest Period having duration of nine or twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Administrative Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by the Borrower requesting such Borrowing in the applicable Notice of Borrowing as the desired alternative to an Interest Period of nine or twelve months;

(iv) any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;

(v) no Interest Period may extend beyond the Revolving Commitment Termination Date, unless on the Revolving Commitment Termination Date the aggregate outstanding principal amount of Term Loans is equal to or greater than the aggregate principal amount of Eurodollar Loans with Interest Periods expiring after such date, and no Interest Period may extend beyond the Maturity Date.

“Issuing Bank” shall mean SunTrust Bank or any other Lender, each in its capacity as an issuer of Letters of Credit pursuant to Section 2.22.

“LC Commitment” shall mean that portion of the Aggregate Revolving Commitment Amount that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $30,000,000.

“LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Documents” shall mean the Letters of Credit and all applications, agreements and instruments relating to the Letters of Credit.

“LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time.

“Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement and shall include, where appropriate, the Swingline Lender and each Additional Lender that joins this Agreement pursuant to Section 2.23.

“Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.22 by the Issuing Bank for the account of the Borrower pursuant to the LC Commitment.

“Leverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated Total Funded Debt as of such date to (ii) Adjusted Cash Flow for the four consecutive Fiscal Quarters ending on or immediately prior to such date.

“LIBOR” shall mean, for any applicable Interest Period with respect to any Eurodollar Loan, the British Bankers’ Association Interest Settlement Rate per annum for deposits in Dollars for a period equal to such Interest Period appearing on the display designated as Page 3750 on the Dow Jones Markets Service (or such other page on that service or such other service designated by the British Bankers’ Association for the display of such Association’s Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the day that is two Business Days prior to the first day of the Interest Period or if such Page 3750 is unavailable for any reason at such time, the rate which appears on the Reuters Screen ISDA Page as of such date and such time; provided, that if the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBOR shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to the Administrative Agent two (2) Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. (New York time) for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Loan of the Administrative Agent.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Loan Documents” shall mean, collectively, this Agreement, the Notes (if any), the LC Documents, the Fee Letter, the Subordination Agreement, all Notices of Borrowing, all Notices of Conversion/Continuation, and all Compliance Certificates.

 “Loans” shall mean all Revolving Loans, Swingline Loans and Term Loans in the aggregate or any of them, as the context shall require.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, or liabilities of the Borrower, its Subsidiaries, Northern Border and Tuscarora, taken as a whole, (ii) the ability of the Borrower  to perform any of its obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, the Issuing Bank, Swingline Lender, and the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit) of the Borrower or any of its Subsidiaries, individually or in an aggregate principal amount exceeding $15,000,000.

“Material Project” means the construction or expansion of any capital project of the Borrower or any of its Subsidiaries, the aggregate capital cost of which exceeds $25,000,000.

“Material Project EBITDA Adjustment” means, with respect to each Material Project:

(A)           prior to the Commercial Operation Date of a Material Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Material Project) of an amount to be approved by the Administrative Agent as the projected EBITDA of Borrower and its Subsidiaries attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on customer contracts or tariff-based customers relating to such Material Project, the creditworthiness of the other parties to such contracts or such tariff-based customers, and projected revenues from such contracts, tariffs, capital costs and expenses, scheduled Commercial Operation Date, oil and gas reserve and production estimates, commodity price assumptions and other factors deemed appropriate by Administrative Agent), which may, at the Borrower’s option, be added to actual EBITDA for the Borrower and its Subsidiaries for the fiscal quarter in which construction of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual EBITDA of the Borrower and its Subsidiaries attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer):  (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, and (iv) longer than 270 days, 100%; and

(B)           beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the three immediately succeeding fiscal quarters, an amount to be approved by the Administrative Agent as the projected EBITDA of Borrower and its Subsidiaries attributable to such Material Project (determined in the same manner as set forth in clause (A) above) for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at the Borrower’s option, be added to actual EBITDA for the Borrower and its Subsidiaries for such fiscal quarters.

Notwithstanding the foregoing:

(i)           no such additions shall be allowed with respect to any Material Project unless:

(a)           not later than 30 days prior to the delivery of any certificate required by the Reporting Requirements to the extent Material Project EBITDA Adjustments will be made to EBITDA in determining compliance with the Leverage Ratio, the Borrower shall have delivered to the Administrative Agent written pro forma projections of EBITDA of the Borrower and its Subsidiaries attributable to such Material Project, and

(b)           prior to the date such certificate is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent, and

(ii)           the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 20% of the total actual EBITDA of the Borrower and its Subsidiaries for such period (which total actual EBITDA shall be determined without including any Material Project EBITDA Adjustments).

“Maturity Date” shall mean, with respect to the Term Loans, the earlier of (i) December 12, 2011 or such later date approved by the Required Lenders in accordance with Section 2.26 or (ii) the date on which the principal amount of all outstanding Term Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Moody’s Equity Credit” shall mean the percentage of equity credit ascribed to a Hybrid Security by Moody’s as demonstrated by the Borrower to the reasonable satisfaction of the Administrative Agent.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Northern Border” shall mean Northern Border Pipeline Company, a Texas general partnership.

“Northern Border Partnership Agreement” means that certain First Amended and Restated General Partnership Agreement relating to the formation of Northern Border effective as of August 6, 2006, as amended, supplemented, restated or otherwise modified from time to time.

“Notes” shall mean, collectively, the Revolving Credit Notes, the Swingline Note and the Term Notes.

“Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing and the Notices of Swingline Borrowing.

“Notice of Conversion/Continuation” shall mean the notice given by the Borrower to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.7(b).

“Notice of Revolving Borrowing” shall have the meaning as set forth in Section 2.3.

“Notice of Swingline Borrowing” shall have the meaning as set forth in Section 2.4.

“Notice of Term Loan Borrowing” shall have the meaning as set forth in Section 2.3.

“Obligations” shall mean all amounts owing by the Borrower to the Administrative Agent, the Issuing Bank or any Lender (including the Swingline Lender) pursuant to or in connection with this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all reasonable fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, modifications or refinancings thereof.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” shall have the meaning set forth in Section 10.4(d).

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Encumbrances” shall mean:

(i) Liens imposed by law for taxes, assessments or governmental charges not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(ii) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and similar Liens arising by operation of law in the ordinary course of business for amounts overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(v) judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(vi) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business; and

(vii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;

provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” shall mean:

(i)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States or Canada (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States or Canada), in each case maturing within one year from the date of acquisition thereof;

(ii)           commercial paper rated at least A-1 (or its equivalent) by S&P or P-1 (or its equivalent) by Moody’s at the time of acquisition thereof, and in either case maturing within 360 days from the date of acquisition thereof;

(iii)           certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has (a) a combined capital and surplus and undivided profits of not less than $500,000,000 or (b) has certificates of deposit or other debt obligations rated at least A-1 (or its equivalent) by S&P or P-1 (or its equivalent) by Moody’s;

(iv)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above;

(v)           mutual funds or similar funds that have at least 95% of their assets invested in any one or more of the Permitted Investments described in clauses (i) through (iv) above;

(vi)           demand deposit accounts maintained in the ordinary course of business at a bank or trust company satisfying the requirements specified in (a) or (b) of clause (iii) above;

(vii)           any other securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, in each case, maturing within one year from the date of acquisition thereof;

(viii)           investments in any fund that invests exclusively in investments of the type described in clauses (vii) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(ix)           other cash equivalents and securities reasonably acceptable to the Administrative Agent.

“Permitted Subordinated Debt” shall mean any Indebtedness of the Borrower or any Subsidiary (i) that is expressly subordinated to the Obligations and any Hedging Obligations entered into with the Administrative Agent or any Lender on terms satisfactory to the Administrative Agent and the Required Lenders in their sole discretion, (ii) that matures by its terms no earlier than six months after the later of the Revolving Commitment Termination Date or the Maturity Date then in effect with no scheduled principal payments permitted prior to such maturity and (iii) that is evidenced by an indenture or other similar agreement that is in a form satisfactory to the Administrative Agent and the Required Lenders.

“Permitted Tax Distributions” shall mean cash dividends or distributions to the partners of the Borrower with respect to each taxable year during which the Borrower is a partnership in an amount not to exceed the aggregate of the maximum federal and state income tax liability of the partners of the Borrower (assuming that all of such partners are taxed at the maximum permissible federal and state rates of such partners or members) attributable to the taxable income of the Borrower for such taxable year, computed in accordance with the Code.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA

“Pro Rata Share” shall mean (i) with respect to any Commitment of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure or Term Loan, as applicable), and the denominator of which shall be the sum of such Commitments of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure or Term Loans, as applicable, of all Lenders) and (ii) with respect to all Commitments of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and Term Loan and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments) and Term Loans.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Commitments and Term Loans at such time or if the Lenders have no Commitments outstanding, then Lenders holding more than 50% of the Revolving Credit Exposure and Term Loans.  In each case, at any time any Lender is a Defaulting Lender, all Defaulting Lenders shall be excluded in determining “Required Lenders” and “Required Lenders” shall mean non-Defaulting Lenders otherwise meeting the criteria set forth in this definition.

“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer, treasurer, vice president of finance or controller of the Borrower.

“Restricted Payment” shall have the meaning set forth in Section 7.5.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower and to acquire participations in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule III, as such schedule may be amended pursuant to Section 2.23, or in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee,  or the joinder executed by such Person, in each case as such commitment may subsequently be increased or deceased pursuant to terms hereof.

“Revolving Commitment Termination Date” shall mean the earliest of (i) December 12, 2011 or such later date approved by the Required Lenders in accordance with Section 2.26, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.8 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure.

“Revolving Credit Note” shall mean a promissory note of the Borrower payable to the order of a requesting Lender in the principal amount of such Lender’s Revolving Commitment, in substantially the form of Exhibit A.

“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.

“S&P” shall mean Standard & Poor’s, a Division of the McGraw-Hill Companies.

“Significant Subsidiary” has the meaning specified in Article 1, Rule 1-02(w) of Regulation S-X of the Securities Exchange Act of 1934 as of the Effective Date, provided, that, even if Northern Border and GLGT would not otherwise constitute a Subsidiary of the Borrower, each of Northern Border and GLGT shall be deemed to be a Significant Subsidiary of the Borrower if it would otherwise qualify as a Significant Subsidiary under Article 1, Rule 1-02(w) of Regulation S-X as of the Closing Date.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.  For the avoidance of doubt, Northern Border is not a Subsidiary of the Borrower as of the Closing Date and GLGT will not be a Subsidiary of the Borrower as of the closing of the GLGT Acquisition.

“Subordination Agreement” shall mean that certain Subordination and Intercreditor Agreement dated as of the date hereof among TransCanada PipeLines Limited, the Borrower and the Administrative Agent.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $5,000,000.

“Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.

“Swingline Lender” shall mean SunTrust Bank, or any other Lender that may agree to make Swingline Loans hereunder.

“Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.

“Swingline Note” shall mean the promissory note of the Borrower payable to the order of the Swingline Lender in the principal amount of the Swingline Commitment, substantially the form of Exhibit C.

“Swingline Rate” shall mean the Base Rate, or such other interest rate (and with respect to a Swingline Loan that is a Eurodollar Loan, for any Interest Period) as may be mutually agreed between the Swingline Lender and the Borrower.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“TC GL ILP” means TC GL Intermediate Limited Partnership, a Delaware limited partnership.

 “TC PipeLines ILP” means TC PipeLines Intermediate Limited Partnership, a Delaware limited partnership.

“TC PipeLines ILP Agreement” means that certain Amended and Restated Agreement of Limited Partnership relating to the formation of TC PipeLines ILP effective as of May 28, 1999, as amended, supplemented, restated or otherwise modified from time to time.

“Termination Date” the date that no Loan, Note or LC Exposure remains outstanding and unpaid, no amount remains available to be drawn under any Letter of Credit (unless such Letter of Credit is cash collateralized or supported by a letter of credit on terms and in amount acceptable to the Administrative Agent), no other amount is owing to any Lender or the Administrative Agent hereunder or under any of the other Loan Documents and the Revolving Commitments and Term Loan Commitments have been terminated.

 “Term Loan” shall have the meaning set forth in Section 2.5.

“Term Loan Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make a Term Loan hereunder in a principal amount not exceeding the amount set forth with respect to such Lender on Schedule III. The aggregate principal amount of all Lenders’ Term Loan Commitments is $700,000,000.

“Term Loan Commitment Availability Period” shall mean the period from the Closing Date through the sixth month anniversary of the Closing Date.

“Term Note” shall mean a promissory note of the Borrower payable to the order of a requesting Lender in the principal amount of such Lender’s Term Loan Commitment, in substantially the form of Exhibit B.

“Total Capitalization” shall mean at any date, the sum of Consolidated Net Worth and Consolidated Total Funded Debt of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“TransCanada Subordinated Debt” shall mean all Indebtedness arising under the TransCanada Credit Agreement and the other TransCanada Subordinated Debt Documents.

“TransCanada Credit Agreement” shall mean that certain Subordinated Loan Agreement dated as of February 13, 2007 between the Borrower and TransCanada Pipelines Limited.

“TransCanada Subordinated Debt Documents” shall mean the TransCanada Credit Agreement and all other Subordinated Loan Documents (as defined in the TransCanada Credit Agreement).

“Tuscarora” shall mean Tuscarora Gas Transmission Company, a Nevada general partnership.

“Tuscarora Acquisition” means that acquisition described in detail in the General Partnership Interest Purchase Agreement dated as of November 1, 2006 by and between Tuscarora and Tuscarora ILP.

 “Tuscarora ILP” shall mean TC Tuscarora Intermediate Limited Partnership, a Delaware limited partnership.

“Tuscarora ILP Partnership Agreement” means that certain Agreement of Limited Partnership relating to the formation of Tuscarora Intermediate Partnership effective as of July 19, 2000, as amended supplemented, restated or otherwise modified from time to time.

“Tuscarora Partnership Agreement” means that certain General Partnership Agreement relating to the formation of Tuscarora effective as of June 11, 1993, as amended, supplemented, restated or otherwise modified from time to time.

“Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2. Classifications of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a “Revolving Loan” or “Term Loan”) or by Type (e.g. a “Eurodollar Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurodollar Loan”).  Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “Eurodollar Borrowing”) or by Class and Type (e.g. “Revolving Eurodollar Borrowing”).

Section 1.3. Accounting Terms and Determination.  Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

Section 1.4. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”.  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.  All actions required to be undertaken by the Borrower under the Loan Documents shall be undertaken by the Borrower through the General Partner.

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1. General Description of Facilities.  Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2, (ii) the Issuing Bank agrees to issue Letters of Credit in accordance with Section 2.22, (iii) the Swingline Lender agrees to make Swingline Loans in accordance with Section 2.4, (iv) each Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided, that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed at any time the Aggregate Revolving Commitment Amount from time to time in effect; and (v) each Lender severally agrees to make a Term Loan to the Borrower in a principal amount not exceeding such Lender’s Term Loan Commitment on the Closing Date.

Section 2.2. Revolving Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitment Amount.  During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow should there exist a Default or Event of Default or any of the other conditions in Section 3.2 shall not have been satisfied.

Section 2.3. Procedure for Borrowings.

The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Term Loan Borrowing substantially in the form of Exhibit 2.3(a) (a “Notice of Term Loan Borrowing”) and each Revolving Borrowing substantially in the form of Exhibit 2.3(b) (a “Notice of Revolving Borrowing”, and with the Notice of Term Loan Borrowing, each a “Notice of Borrowing”), each such Notice of Borrowing to be delivered (x) prior to 11:00 a.m. (New York time) on the requested date of each Base Rate Borrowing and (y) prior to 11:00 a.m. (New York time) three (3) Business Days prior to the requested date of each Eurodollar Borrowing.  Each Notice of Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period).  Each Revolving Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Borrower may request.  The aggregate principal amount of each Eurodollar Borrowing shall be not less than $5,000,000 or a larger multiple of $1,000,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000; provided, that Base Rate Loans made pursuant to Section 2.4 or Section 2.22(d) may be made in lesser amounts as provided therein.  At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed six.  Promptly following the receipt of a Notice of Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

Section 2.4. Swingline Commitment.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitment Amount and the aggregate Revolving Credit Exposures of all Lenders; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

(b) The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing substantially in the form of Exhibit 2.4 attached hereto (“Notice of Swingline Borrowing”) prior to 12:00 p.m. (New York time) on the requested date of each Swingline Borrowing.  Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan, (ii) the date of such Swingline Loan (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Loan should be credited.  The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing.  Each Swingline Loan shall accrue interest at the Swingline Rate and shall have an Interest Period (subject to the definition thereof) as agreed between the Borrower and the Swingline Lender.  The aggregate principal amount of each Swingline Loan shall be not less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower.  The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 1:00 p.m. (New York time) on the requested date of such Swingline Loan.

(c) The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan.  Each Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.6, which will be used solely for the repayment of such Swingline Loan.

(d) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred.  On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.  If such Swingline Loan bears interest at a rate other than the Base Rate, such Swingline Loan shall automatically become a Base Rate Loan on the effective date of any such participation and interest shall become payable on demand.

(e) Each Lender’s obligation to make a Base Rate Loan pursuant to Section 2.4(c) or to purchase the participating interests pursuant to Section 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by the Borrower, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (i) at the Federal Funds Rate until the second Business Day after such demand and (ii) at the Base Rate at all times thereafter.  Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents.  In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section 2.4, until such amount has been purchased in full.

Section 2.5. Term Loan Commitments.  As of the date hereof, Term Loans in the aggregate principal amount of $380,000,000 are outstanding under this Agreement.  Subject to the terms and conditions set forth herein, each Lender having a Term Loan Commitment severally agrees to make additional Term Loans, ratably in proportion to its Pro Rata Share, to the Borrower, on one date during the Term Loan Commitment Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s aggregate Term Loans exceeding such Lender’s Term Loan Commitment or (b) the aggregate Term Loans of all Lenders exceeding the aggregate Term Loan Commitment Amount.  During the Term Loan Commitment Availability Period, the Borrower shall be entitled to borrow and prepay Term Loans in accordance with the provisions hereof, but once repaid or prepaid, Term Loans may not be reborrowed.  The Term Loans may be, from time to time, Base Rate Loans or Eurodollar Loans or a combination thereof.

Section 2.6. Funding of Borrowings.

(a) Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. (New York time) to the Administrative Agent at the Payment Office; provided, that the Swingline Loans will be made as set forth in Section 2.4.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by 1:00 pm (New York time) on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

(b) Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. (New York time) one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate until the second Business Day after such demand and thereafter at the Base Rate.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing.  Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c) All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares.  No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.7. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing, and in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing.  Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.8.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall NOT apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section 2.7, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing substantially in the form of Exhibit 2.7 attached hereto (a “Notice of Conversion/Continuation”) that is to be converted or continued, as the case may be, (x) prior to 10:00 a.m. (New York time) on the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. (New York time) three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing.  Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Continuation/Conversion applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Continuation/Conversion, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”.  If any such Notice of Continuation/Conversion requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month.  The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.3.

(c) If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/ Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing.  No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing.   No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.

(d) Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

Section 2.8. Optional Reduction and Termination of Commitments.

(a) Unless previously terminated, all Revolving Commitments, Swingline Commitments and LC Commitments shall terminate on the Revolving Commitment Termination Date.  The Term Loan Commitments (i) previously terminated with respect to $380,000,000 of the Term Loan Commitments upon the making of the Term Loans pursuant to Section 2.5 in such amount on December 19, 2006 and (ii) shall terminate on the sixth month anniversary of the Closing Date, with respect to $320,000,000 of the Term Loan Commitments.

(b) Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrower may reduce the Aggregate Revolving Commitments or the Term Loan Commitments in part or terminate the Aggregate Revolving Commitments or the Term Loan Commitments in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment or the Term Loan Commitment of each Lender, (ii) any partial reduction pursuant to this Section 2.8 shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitment Amount or the Term Loan Commitment to an amount less than the outstanding Revolving Credit Exposures or the Term Loans of all Lenders.  Any such reduction in the Aggregate Revolving Commitment Amount below the sum of the principal amount of the Swingline Commitment and the LC Commitment shall result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the Swingline Commitment and the LC Commitment.

Section 2.9. Repayment of Loans.

(a) The outstanding principal amount of all Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.

(b) The principal amount of each Swingline Borrowing shall be due and payable (together with accrued and unpaid interest thereon) on the earlier of (i) the last day of the Interest Period applicable to such Borrowing and (ii) the Revolving Commitment Termination Date.

(c) The outstanding balance of all Term Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Maturity Date.

Section 2.10. Evidence of Indebtedness.  (a)  Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement.  The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment and Term Loan Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.7, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.7, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof.  The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b) At the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will execute and deliver to such Lender a Revolving Credit Note  and/or a Term Loan Note and, in the case of the Swingline Lender only, a Swingline Note, payable to the order of such Lender.

Section 2.11. Optional Prepayments.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 11:00 a.m. (New York time)  not less than three (3) Business Days prior to any such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing, not less than one Business Day prior to the date of such prepayment, and (iii) in the case of Swingline Borrowings, prior to 11:00 a.m. (New York time) on the date of such prepayment.  Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment.  If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.13(d); provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.19.  Each partial prepayment of any Loan (other than a Swingline Loan) shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.2 or in the case of a Swingline Loan pursuant to Section 2.4.  Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing, and in the case of a prepayment of a Term Loan Borrowing, to principal installments in inverse order of maturity.

Section 2.12. Mandatory Prepayments.  If at any time the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, as reduced pursuant to Section 2.8 or otherwise, the Borrower shall immediately repay Swingline Loans and Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.19.  Each prepayment shall be applied first to the Swingline Loans to the full extent thereof, second to the Base Rate Loans to the full extent thereof, and finally to Eurodollar Loans to the full extent thereof.  If after giving effect to prepayment of all Swingline Loans and Revolving Loans, the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to such excess plus any accrued and unpaid fees thereon to be held as collateral for the LC Exposure.  Such account shall be administered in accordance with Section 2.22(g) hereof.

Section 2.13. Interest on Loans.

(a) The Borrower shall pay interest on each Base Rate Loan at the Base Rate in effect from time to time and on each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan, plus, in each case, the Applicable Margin in effect from time to time.

(b) The Borrower shall pay interest on each Swingline Loan at the Swingline Rate in effect from time to time.

(c) While an Event of Default exists or after acceleration, at the option of the Required Lenders, the Borrower shall pay interest (“Default Interest”) with respect to all Eurodollar Loans at the rate otherwise applicable for the then-current Interest Period plus an additional 2% per annum until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans and all other Obligations hereunder (other than Loans), at the rate in effect for Base Rate Loans, plus an additional 2% per annum.

(d) Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof.  Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Commitment Termination Date or the Maturity Date, as the case may be.  Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months or 90 days, respectively, on each day which occurs every three months or 90 days, as the case may be, after the initial date of such Interest Period, and on the Revolving Commitment Termination Date or the Maturity Date, as the case may be.  Interest on each Swingline Loan (other than a Swingline Loan that is a Base Rate Loan which shall be payable as set forth above) shall be payable on the maturity date of such Loan, which shall be the last day of the Interest Period applicable thereto, and on the Revolving Commitment Termination Date.  Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof.  All Default Interest shall be payable on demand.

(e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing).  Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.14. Fees.

(a) The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Percentage per annum (determined daily in accordance with Schedule I) on the daily amount of the Revolving Commitment (whether used or unused) of such Lender during the Availability Period; provided, that if such Lender continues to have any Revolving Credit Exposure after the Revolving Commitment Termination Date, then the facility fee shall continue to accrue on the daily amount of such Revolving Credit Exposure from and after the Revolving Commitment Termination Date to the date that all of such Lender’s Revolving Credit Exposure has been paid in full.

(c) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Percentage per annum (determined daily in accordance with Schedule I) on the daily amount of the unused Term Loan  Commitment of such Lender during the Term Loan Commitment Availability Period.

(d) The Borrower agrees to pay (i) quarterly in arrears to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for Eurodollar Loans then in effect on the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including without limitation any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Notwithstanding the foregoing, if the Required Lenders elect to increase the interest rate on the Loans to the Default Interest pursuant to Section 2.13(c), the rate per annum used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased by an additional 2% per annum.

(e) The Borrower shall pay to the Administrative Agent, for the ratable benefit of each Lender, the upfront fee previously agreed upon by the Borrower and the Administrative Agent, which shall be due and payable on the Closing Date.

(f) Accrued fees under paragraphs (b), (c) and above shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on March 31, 2007 and on the Revolving Commitment Termination Date (and if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided further, that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.

Section 2.15. Computation of Interest and Fees.

All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 days, as the case may be, and all computations of interest based on LIBOR or the Federal Funds Rate and of fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed).  Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.16. Inability to Determine Interest Rates.  If prior to the commencement of any Interest Period for any Eurodollar Borrowing,

(i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or

(ii) the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders (or Lender, as the case may be) of making, funding or maintaining their (or its, as the case may be)  Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter.  Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Revolving Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement.  Unless the Borrower notifies the Administrative Agent at least one Business Day before the date of any Eurodollar Revolving Borrowing for which a Notice of Revolving Borrowing has previously been given that it elects not to borrow on such date, then such Revolving Borrowing shall be made as a Base Rate Borrowing.

 Section 2.17. Illegality.  If, after the date of this Agreement, any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so promptly notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Revolving Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended.  In the case of the making of a Eurodollar Revolving Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date.  Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.18. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or on the Issuing Bank or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein;

and the result of either of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by such Lender on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within five Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered; provided, that amounts paid under this Section 2.18(a) shall be without duplication of amounts paid under Section 2.20 and shall not include Excluded Taxes.

(b) If any Lender or the Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of such Lender’s or the Issuing Bank’s parent corporation) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of such Lender’s or the Issuing Bank’s parent corporation with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by the Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section 2.18 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.  The Borrower shall pay any such Lender or the Issuing Bank, as the case may be, such amount or amounts within 10 days after receipt thereof.

(d) Except as provided in Section 2.18(e), failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.18 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation;

(e) Notwithstanding anything to the contrary in this Section 2.18, the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.18 for any amounts incurred prior to the date that such Lender or the Issuing Bank notifies the Borrower of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

  Section 2.19. Funding Indemnity.  In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan.  A certificate as to any additional amount payable under this Section 2.19 submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

Section 2.20. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20) the Administrative Agent, any Lender or the Issuing Bank (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.  Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of the Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8 IMY or W-8 EXP.  Each such Foreign Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation).  In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender.  Each such Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose).

(f) For any period with respect to which a Foreign Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in Section 2.20(e) (other than if such failure is due to a Change in Law, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), such Foreign Lender shall not be entitled to the additional payment or indemnification under Section 2.20(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as the Foreign Lender shall reasonably request to assist the Foreign Lender to recover such Taxes.

(g) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid amounts pursuant to this Section 2.20, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.20 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such governmental authority.  This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

    Section 2.21. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.18, 2.19 or 2.20, or otherwise) prior to 12:00 noon (New York time) on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.18, 2.19 and 2.20 and 10.3 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension.  All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.4(c) and (d), 2.6(a), 2.21(d), 2.22(d) or (e) or 10.3(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

    Section 2.22. Letters of Credit.

(a) During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to Section 2.22(d), agrees to issue, at the request of the Borrower, Letters of Credit for the account of the Borrower on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Revolving Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least $100,000; and (iii) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate Revolving Credit Exposure of all Lenders would exceed the Aggregate Revolving Commitment Amount. Each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in each Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit on the date of issuance with respect to all other Letters of Credit.  Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.

(b) To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c) At least two Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the Issuing Bank will provide the Administrative Agent with a copy thereof.  Unless the Issuing Bank has received notice from the Administrative Agent on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit (1) directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.22(a) or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.

(d) The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof.  The Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement.  The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind.  Unless the Borrower shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. (New York time) on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided, that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable.  The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.6.  The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.

(e) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank.  Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.

(f) To the extent that any Lender shall fail to pay any amount required to be paid pursuant to paragraphs (d) or (e) of this Section on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided, that if such Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.13(d).

(g) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Section 8.1.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Borrower agrees to execute any documents and/or certificates to effectuate the intent of this paragraph.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest and profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not so applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(h) Promptly following the end of each calendar quarter, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit outstanding at the end of such Fiscal Quarter.  Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

(i) The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i) Any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii) The existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii) Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) Payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;

(v) Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.22, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; or

(vi) The existence of a Default or an Event of Default.

Neither the Administrative Agent, the Issuing Bank, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j) Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable laws, performance under Letters of Credit by the Issuing Bank, its correspondents, and the beneficiaries thereof will be governed by (i) either (x) the rules of the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued) or (y) the rules of the “Uniform Customs and Practices for Documentary Credits” (1993 Revision), International Chamber of Commerce Publication No. 500 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (ii) to the extent not inconsistent therewith, the governing law of this Agreement set forth in Section 10.5.

    Section 2.23. Increase of Commitments; Additional Lenders.

(a) So long as no Event of Default has occurred and is continuing, from time to time after the Closing Date, Borrower may, upon at least 30 days’ written notice to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender),  propose to increase the Commitments by an additional $100,000,000 (the amount of any such increase, the “Additional Commitment Amount”).  Each Lender shall have the right for a period of 15 days following receipt of such notice, to elect by written notice to the Borrower and the Administrative Agent to increase its Commitment by a principal amount equal to its Pro Rata Share of the Additional Commitment Amount.  No Lender (or any successor thereto) shall have any obligation to increase its Commitment or its other obligations under this Agreement and the other Loan Documents, and any decision by a Lender to increase its Commitment shall be made in its sole discretion independently from any other Lender.

(b) If any Lender shall not elect to increase its Commitment pursuant to subsection (a) of this Section 2.23, the Borrower may designate another bank or other financial institution (which may be, but need not be, one or more of the existing Lenders) which at the time agrees to, in the case of any such Person that is an existing Lender, increase its Revolving Commitment and in the case of any other such Person (an “Additional Lender”), become a party to this Agreement; provided, however, that any new bank or financial institution must be acceptable to the Administrative Agent, which acceptance will not be unreasonably withheld or delayed.  The sum of the increases in the Commitments of the existing Lenders pursuant to this subsection (b) plus the Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Additional Commitment Amount.

(c) An increase in the aggregate amount of the Commitments pursuant to this Section 2.23 shall become effective upon the receipt by the Administrative Agent of an supplement or joinder in form and substance satisfactory to the Administrative Agent executed by the Borrower, by each Additional Lender and by each other Lender whose Revolving Commitment is to be increased, setting forth the new Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with Notes evidencing such increase in the Commitments, and such evidence of appropriate corporate authorization on the part of the Borrower with respect to the increase in the Commitments and such opinions of counsel for the Borrower with respect to the increase in the Commitments as the Administrative Agent may reasonably request.

(d) Upon the acceptance of any such supplement or joinder by the Administrative Agent, the Commitments shall automatically be increased by the amount of the Commitments added through such supplement or joinder and Schedule III shall automatically be deemed amended to reflect the Commitments of all Lenders after giving effect to the addition of such Commitments.

(e) Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.23 that is not pro rata among all Lenders, (x) within five Business Days, in the case of any Base Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any Eurodollar Loans then outstanding, the Borrower shall prepay such Loans in their entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Article III, the Borrower shall reborrow Loans from the Lenders in proportion to their respective Commitments after giving effect to such increase, until such time as all outstanding Loans are held by the Lenders in proportion to their respective Commitments after giving effect to such increase and (y) effective upon such increase, the amount of the participations held by each Lender in each Letter of Credit then outstanding shall be adjusted automatically such that, after giving effect to such adjustments, the Lenders shall hold participations in each such Letter of Credit in proportion to their respective Commitments.

Section 2.24. Mitigation of Obligations. If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.18 or Section 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

Section 2.25. Replacement of Lenders.  If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority of the account of any Lender pursuant to Section 2.20, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent with respect to the proposed assignee, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans and participations in Letters of Credit owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts) and (iii) in the case of a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

    Section 2.26. Extensions of Maturity Date or Revolving Commitment Termination Date.

After the first anniversary of the Closing Date and at least 45 days prior to the scheduled Maturity Date and Revolving Commitment Termination Date then in effect, the Borrower may (but in no event more than once per year or twice during the term of this Agreement), by written notice to the Administrative Agent, request that the scheduled Maturity Date and Revolving Commitment Termination Date then in effect be extended for a twelve-month period, effective as of a date selected by the Borrower (the “Extension Effective Date”); the Extension Effective Date shall be at least 45 days, but not more than 60 days, after the date such extension request is received by the Administrative Agent (the “Extension Request Date”).  Upon receipt of the extension request, the Administrative Agent shall promptly notify each Lender thereof, and approval by the Required Lenders shall be necessary for the extension to become effective.  If a Lender agrees, in its individual and sole discretion, to so extend its Revolving Credit Commitment or Maturity Date, as applicable, (an “Extending Lender”), it shall deliver to the Administrative Agent a written notice of its agreement to do so no later than 15 days after the Extension Request Date (or such later date to which the Borrower and the Administrative Agent shall agree), and the Administrative Agent shall promptly thereafter notify the Borrower of such Extending Lender's agreement to extend its Revolving Credit Commitment or Maturity Date, as applicable, (and such agreement shall be irrevocable until the Extension Effective Date).  The Revolving Credit Commitment or Term Loan Commitment of any Lender that fails to accept or respond to the Borrower's request for extension of the Maturity Date and Revolving Commitment Termination Date (a “Declining Lender”) shall be terminated on the Maturity Date and Revolving Commitment Termination Date then in effect for such Lender (without regard to any extension by other Lenders) and on such Maturity Date and Revolving Commitment Termination Date the Borrower shall pay in full the unpaid principal amount of all Loans owing to such Declining Lender, together with all accrued and unpaid interest thereon and all fees accrued and unpaid under this Agreement to the date of such payment of principal and all other amounts due to such Declining Lender under this Agreement.  The Administrative Agent shall promptly notify each Extending Lender of the aggregate Commitments of the Declining Lenders.  Each Extending Lender may offer to increase its respective Commitment by an amount not to exceed the aggregate amount of the Declining Lenders' Commitments, and such Extending Lender shall deliver to the Administrative Agent a notice of its offer to so increase its Commitment no later than 30 days after the Extension Request Date (or such later date to which the Borrower and the Administrative Agent shall agree), and such offer shall be irrevocable until the Extension Effective Date.  To the extent the aggregate amount of additional Commitments that the Extending Lenders offer pursuant to the preceding sentence exceeds the aggregate amount of the Declining Lenders' Commitments, such additional Commitments shall be reduced on a pro rata basis.  To the extent the aggregate amount of Commitments that the Extending Lenders have so offered to extend is less than the aggregate amount of Commitments that the Borrower has so requested to be extended, the Borrower shall have the right but not the obligation to require any Declining Lender to (and any such Declining Lender shall) assign in full its rights and obligations under this Agreement to one or more banks or other financial institutions (which may be, but need not be, one or more of the Extending Lenders) which at the time agree to, in the case of any such Person that is an Extending Lender, increase its Commitment and in the case of any other such Person (a “New Lender”) become a party to this Agreement; provided that (i) such assignment is otherwise in compliance with Section 10.04, (ii) such Declining Lender receives payment in full of the unpaid principal amount of all Loans owing to such Declining Lender, together with all accrued and unpaid interest thereon and all fees accrued and unpaid under this Agreement to the date of such payment of principal and all other amounts due to such Declining Lender under this Agreement and (iii) any such assignment shall be effective on the date on or before such Extension Effective Date as may be specified by the Borrower and agreed to by the respective New Lenders and Extending Lenders, as the case may be, and the Administrative Agent.  If, but only if, Extending Lenders and New Lenders, as the case may be, have agreed to provide Commitments in an aggregate amount greater than 50% of the aggregate amount of the Commitments outstanding immediately prior to such Extension Effective Date and the conditions precedent in Section 3.2 are met, the Termination Date in effect with respect to such Extending Lenders and New Lenders shall be extended by twelve months.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT

  Section 3.1. Conditions To Effectiveness. The obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of the Issuing Bank to issue any Letter of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2).

(a) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including upfront fees for the Lenders and reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or SunTrust Capital Markets, Inc., as Arranger.

(b) The Administrative Agent (or its counsel) shall have received the following:

(i) a counterpart of this Agreement and each other Loan Document (other than the Notes) signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii) duly executed Revolving Credit and Term Notes payable to such Lender and the Swingline Note payable to the Swingline Lender, in each case, only if requested by such Lender at least one (1) Business Day prior to the Closing Date;

(iii) delivery of updated lien searches in form and substance reasonably satisfactory to the Administrative Agent;

(iv) a certificate of the Secretary or Assistant Secretary of the General Partner in the form of Exhibit 3.1(b)(iv), attaching and certifying copies of its bylaws and of the resolutions of its board of directors, the partnership agreement, or comparable organizational documents and authorizations of the Borrower, authorizing the execution, delivery and performance of the Loan Documents to which the Borrower is a party, and attaching true and correct copies of the TC PipeLines ILP Agreement, the Tuscarora ILP Partnership Agreement, the Northern Border Partnership Agreement;

(v) certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of the Borrower and its General Partner, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of the Borrower and its General Partner, and each other jurisdiction where the Borrower is required to be qualified to do business as a foreign corporation;

(vi) a certificate signed by a responsible officer, certifying the name, title and true signature of each officer of the General Partner executing the Loan Documents on behalf of the Borrower to which the Borrower is a party;

(vii) a favorable written opinion of Orrick, Herrington & Sutcliffe LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

(viii) a certificate in the form of Exhibit 3.1(b)(viii), dated the Closing Date and signed by a Responsible Officer, certifying that (x) no Default or Event of Default exists, (y) all representations and warranties of the Borrower set forth in the Loan Documents are true and correct and (z) since the date of the financial statements of the Borrower described in Section 4.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(ix) [RESERVED];

(x) copies of the audited financial statements of GLGT for its fiscal years ended 2004 and 2005 and the internally prepared quarterly financial statements of GLGT for its fiscal quarter ended on September 30, 2006 as well as a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the Closing Date after giving effect to the GLGT Acquisition; and

(xi) a certificate dated as of the Closing Date and signed by a responsible officer, attaching true and correct copies of all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of the Borrower, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Commitments or any transaction being financed with the proceeds thereof shall be ongoing.

  Section 3.2. Each Credit Event.  The obligation of each Lender to make a Loan and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:

(a) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;

(b) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of the Borrower set forth in the Loan Documents (other than the representation and warranty set forth in Section 4.4(b)) shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, extension or renewal of such Letter of Credit, in each case before and after giving effect thereto;

(c) the Borrower shall have delivered the required Notice of Borrowing; and

(d) with respect to any Term Loan Borrowing made after the Closing Date, the proceeds of such Borrowing shall be used solely to finance the GLGT Acquisition.

Each Loan and each issuance, amendment, extension or renewal of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 3.2.

Section 3.3. Delivery of Documents.  All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory in all respects to the Administrative Agent.

       Section 3.4. Effect of Amendment and Restatement.  Upon this Agreement becoming effective pursuant to Section 3.1, from and after the Closing Date:  all terms and conditions of the Existing Credit Agreement and any other “Loan Document” as defined therein, as amended and restated by this Agreement and the other Loan Documents being executed and delivered on the Closing Date, shall be and remain in full force and effect, as so amended and restated, and shall constitute the legal, valid, binding and enforceable obligations of the parties thereto to Lenders and Administrative Agent.  Without limiting the generality of the foregoing:

(a)           the terms and conditions of the Existing Credit Agreement shall be amended and restated as set forth herein and, as so amended and restated, shall be amended and restated in their entirety, but shall be amended and restated only with respect to the rights, duties and obligations among Borrower, Lenders and Administrative Agent accruing from and after the Closing Date;

(b)           this Agreement shall not in any way release or impair the rights, duties or Obligations created pursuant to the Existing Credit Agreement or any other Loan Document or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Closing Date, except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties and Obligations are assumed, ratified and affirmed by the Borrower;

(c)           all indemnification obligations of the Borrower under the Existing Credit Agreement and any other Loan Documents shall survive the execution and delivery of this Agreement and shall continue in full force and effect for the benefit of Lenders, Administrative Agent, and any other Person indemnified under the Existing Credit Agreement or any other Loan Document at any time prior to the Closing Date;

(d)           the Obligations incurred under the Existing Credit Agreement shall, to the extent outstanding on the Closing Date, continue outstanding under this Agreement and shall not be deemed to be paid, released, discharged, extinguished or otherwise satisfied by the execution of this Agreement, and this Agreement shall not constitute a refinancing, substitution or novation of such Obligations or any of the other rights, duties and obligations of the parties hereunder;

(e)            the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Lenders or Administrative Agent under the Existing Credit Agreement, nor constitute a waiver of any covenant, agreement or obligation under the Existing Credit Agreement, except to the extent that any such covenant, agreement or obligation is no longer set forth herein or is modified hereby; and

(f)            any and all references in the Loan Documents to the Existing Credit Agreement shall, without further action of the parties, be deemed a reference to the Existing Credit Agreement, as amended and restated by this Agreement, and as this Agreement shall be further amended or amended and restated from time to time hereafter.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each Lender as follows:

       Section 4.1. Existence; Power.  The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2. Organizational Power; Authorization.  The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party are within the Borrower’s organizational powers and have been duly authorized by all necessary organizational, and if required, general partner action. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Loan Document to which the Borrower is a party, when executed and delivered by the Borrower, will constitute, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3. Governmental Approvals; No Conflicts. The execution, delivery and performance by the Borrower of this Agreement, and of the other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any Requirements of Law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents.

Section 4.4. Financial Statements.

(a) The Borrower has furnished to each Lender (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2005 and the related consolidated statements of income, partners’ equity and cash flows for the Fiscal Year then ended audited by KPMG LLP and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 2006, and the related unaudited consolidated statements of income and cash flows for the Fiscal Quarter and year-to-date period then ending, certified by a Responsible Officer.  Such financial statements fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii).

(b) Since December 31, 2005, there have been no changes with respect to the Borrower, its Subsidiaries, Northern Border and Tuscarora which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

  Section 4.5. Litigation and Environmental Matters.

(a) No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries (i) as to which there is a reasonable likelihood of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

(b) Except for the matters set forth on Schedule 4.5 and except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 4.6. Compliance with Laws and Agreements.  The Borrower and each Subsidiary is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.7. Investment Company Act, Etc. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith, except those as have been obtained or made and are in full force and effect.

Section 4.8. Taxes.  The Borrower and its Subsidiaries and each other Person for whose taxes the Borrower or any Subsidiary is liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

Section 4.9. Margin Regulations.  None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulation U.  Neither the Borrower nor its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”

Section 4.10. ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  With respect to the Plans, (a) the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and (b) the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans, where the liability, if any, in (a) or (b) above could reasonably be expected to result in a Material Adverse Effect.

Section 4.11. Ownership of Property.  Except as could not reasonably be expected to result in a Material Adverse Effect:

(a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of the Borrower referred to in Section 4.4 or purported to have been acquired by the Borrower or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement.  All leases that individually or in the aggregate are material to the business or operations of the Borrower and its Subsidiaries are valid and subsisting and are in full force.

(b) Except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, each of the Borrower and its Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe in any material respect on the rights of any other Person.

(c) The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts with such deductibles and covering such risks of loss or damage of the kinds customarily carried by companies in the same or similar businesses operating in the same or similar locations, which may include self-insurance, if determined by the Borrower to be reasonably prudent and consistent with business practices as in effect on the date hereof.

Section 4.12. Disclosure.  The Borrower has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither the Information Memorandum nor any of the reports (including without limitation all reports that the Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not materially misleading;

Section 4.13. Labor Relations.  There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Borrower or any of its Subsidiaries, or to the Borrower’s knowledge, threatened against any of them before any Governmental Authority. All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.14. Subsidiaries.  Schedule 4.14 sets forth the name of, the ownership interest of the Borrower in, the jurisdiction of incorporation or organization of, and the type of, each Subsidiary, in each case as of the Closing Date.

Section 4.15. Insolvency.  After giving effect to the execution and delivery of the Loan Documents, the making of the Loans under this Agreement, neither the Borrower nor its Subsidiaries will be “insolvent,” within the meaning of such term as defined in § 101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

Section 4.16. OFAC.  The Borrower (i) is not a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) does not knowingly engage in any dealings or transactions prohibited by Section 2 of such executive order, or is not otherwise knowingly associated with any such person in any manner violative of Section 2, or (iii) is not a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 4.17. Patriot Act.  The Borrower is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Termination Date, the Borrower covenants and agrees that:

 Section 5.1. Financial Statements and Other Information.  The Borrower will deliver to the Administrative Agent and each Lender:

(a) as soon as available and in any event within 105 days after the end of each Fiscal Year of Borrower, a copy of the annual audited financial statements for such Fiscal Year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, partners’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by KPMG LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of any Fiscal Year of the Borrower, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous Fiscal Year;

(c) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate; and

(d) promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent or any Lender may reasonably request; and

(e) simultaneously with the GLGT Acquisition, a certified copy of the GLGT Partnership Agreement.

So long as the Borrower is required to file periodic reports under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, the Borrower’s obligation to deliver the financial statements referred to in clauses (a) and (b) shall be deemed satisfied upon the filing of such financial statements in the EDGAR system and the giving by the Borrower of notice to the Lenders and the Administrative Agent as to the public availability of such financial statements from such source.

Section 5.2. Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Borrower or any Subsidiary which could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(d) the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, since the Closing Date, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $15,000,000; and

(e) the occurrence of any default or event of default, or the receipt by Borrower or any of its Subsidiaries of any written notice of an alleged default or event of default, in respect of any Material Indebtedness of the Borrower or any of its Subsidiaries.

Each notice delivered under this Section 5.2 shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3. Existence; Conduct of Business.  The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its (a) legal existence; provided, that nothing in this Section 5.3(a) shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3 and (b) its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names except for any failure to preserve, renew or maintain any such right, license, permit, privilege, franchise, patent, copyright, trademark or trade name as could not reasonably be expected to result in a Material Adverse Effect.

Section 5.4. Compliance with Laws, Etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.5. Payment of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make any such payment could not reasonably be expected to result in a Material Adverse Effect.

Section 5.6. Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Borrower in conformity with GAAP.

Section 5.7. Visitation, Inspection, Etc.  The Borrower will, and will cause each of its Subsidiaries to, permit at any reasonable time and from time to time and upon reasonable notice, the Administrative Agent or any of its agents or representatives, to (i) permit the Administrative Agent or any representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and (ii) use commercially reasonable efforts to provide for the Administrative Agent or any representatives thereof (in the presence of representatives of the Borrower) to meet with the independent certified public accountants; provided, however, if an Event of Default has occurred and is continuing, no prior notice  of such visit or inspection shall be required of the Borrower and its Subsidiaries; provided, that any such visits or inspections shall be subject to such conditions as the Borrower and each of its Subsidiaries shall deem necessary based on reasonable considerations of safety and security; and provided, further, that neither the Borrower nor any Subsidiary shall be required to disclose to the Administrative Agent or any representatives thereof any information which is subject to the attorney-client privilege or attorney work-product privilege properly asserted by the applicable Person to prevent the loss of such privilege in connection with such information or which is prevented from disclosure pursuant to a confidentiality agreement with third parties.

Section 5.8. Maintenance of Properties; Insurance.  The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except as could not reasonably be expected to have a Material Adverse Effect, and (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations, which may include self-insurance, if determined by the Borrower to be reasonably prudent and consistent with business practices as in effect on the date hereof.

Section 5.9. Use of Proceeds and Letters of Credit.  The Borrower will use the proceeds of all Loans to finance working capital needs and for investments permitted hereby, including the GLGT Acquisition, and for other general corporate purposes of the Borrower and its Subsidiaries.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.  All Letters of Credit will be used for general corporate purposes.

      Section 5.10. Maintenance of Tax Status.  The Borrower shall take all action necessary to prevent the Borrower from being, and will take no action which would have the effect of causing the Borrower to be, treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes.

ARTICLE VI

FINANCIAL COVENANTS

Until the Termination Date, the Borrower covenants and agrees that:

Section 6.1. Leverage Ratio.  (a) The Borrower and its Subsidiaries will maintain on a consolidated basis as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2006, a Leverage Ratio of not greater than 4.75:1.00 (the “Required Threshold”), provided, however, that if the Borrower consummates one or more acquisitions permitted under this Agreement in which the aggregate purchase price of all such acquisitions is $25,000,000 or more, then the Required Threshold shall be increased to 5.50 to 1.00 for the first three fiscal reporting periods during any 12-month period immediately following the consummation of such acquisitions; provided, however that in determining compliance with the Leverage Ratio, TransCanada Subordinated Debt in an amount not to exceed $300,000,000 shall not be included in such calculation.  The Borrower’s compliance with this requirement shall be calculated on a rolling four quarter basis, measured on the last day of each fiscal quarter.  For purposes of the foregoing, to the extent Consolidated Total Funded Debt includes outstanding amounts under Hybrid Securities, then a portion of the amount of such Hybrid Securities not to exceed a total of 15% of Total Capitalization may be excluded from Consolidated Total Funded Debt (the “Excluded Hybrid Securities”).

          (b) Notwithstanding the forgoing, the Borrower may elect, after giving effect to the GLGT Acquisition, to increase the Required Threshold to 6.00 to 1.00 through the Fiscal Quarter ending September 30, 2007 (and the Borrower shall be deemed to have made such an election at the time the aggregate principal amount of the Loans outstanding exceeds $880,000,000;  provided that such increase in the principal amount of the Loans outstanding is a result of the proceeds of such Loans being used to consummate the GLGT Acquisition).  If the Borrower makes such an election to increase the Required Threshold (i) the Applicable Margin for Revolving Eurodollar Loans shall be 0.95% per annum and the Applicable Margin for Revolving Base Rate Loans shall be 0.50% per annum, (ii) the Applicable Percentage for the Facility Fee for Revolving Loans shall be 0.20% per annum, (iii) the Utilization Premium shall be 0.10% per annum, (iv) the Applicable Margin for Term Loan Eurodollar Loans shall be 1.25% per annum and the Applicable Margin for Term Loan Base Rate Loans shall be 0.50% per annum, and (v) the Applicable Percentage for the Commitment Fee for Term Loans shall be 0.20% per annum, until such time as the Leverage Ratio of the Borrower and its Subsidiaries is 5.50:1.00. Solely for the purposes of determining the Leverage Ratio pursuant to the immediately preceding sentence, Adjusted Cash Flow shall be deemed to be $174,000,000 until the delivery of the first Compliance Certificate following the closing of the GLGT Acquisition (the “First Compliance Certificate”); provided that in the event that the First Compliance Certificate reflects a Leverage Ratio in excess of 5.50:1.00, the Borrower shall immediately pay to the Administrative Agent for the account of the Lenders the accrued additional interest that would have been owed during the prior period as if the Borrower had never achieved a Leverage Ratio equal to or less than 5.50:1.00.  Notwithstanding the foregoing, if the Borrower makes the election to increase the Required Threshold as provided for above, the Borrower and its Subsidiaries will be required to maintain, on a consolidated basis as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2007, a Leverage Ratio of not greater than 4.75:1.00, subject to allowances for temporary increases in the Required Threshold to 5.50:1.00 as provided in Section 6.1(a) above.

Section 6.2. Interest Coverage Ratio.  The Borrower and its Subsidiaries will maintain on a consolidated basis as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2006, an Interest Coverage Ratio of not less than 3.00:1.00.  For the purposes of the foregoing, to the extent Consolidated Interest Expense includes interest expense under Excluded Hybrid Securities, then an amount equal to such interest expense multiplied by the Moody’s Equity Credit  shall be excluded from Consolidated Interest Expense. In determining compliance with the Interest Coverage Ratio, interest expense with respect to TransCanada Subordinated Debt shall not be included in such calculation.

ARTICLE VII

NEGATIVE COVENANTS

Until the Termination Date, the Borrower covenants and agrees that:

       Section 7.1. The Borrower will not permit any of its Subsidiaries to create, incur, assume or suffer to exist any Indebtedness, except (“Permitted Indebtedness”):

(a) Indebtedness of the Subsidiaries of the Borrower listed in Schedule 7.1(a) and existing on the date of this Agreement and extensions, renewals, refinancings and replacements thereof; provided that (A) the principal amount of any such refinancing does not exceed the principal amount of the Indebtedness being refinanced plus the amount of fees, expenses, premiums and accrued interest paid in connection with such refinancing and (B) the final maturity of such refinancing debt is not shorter than the maturity of the Indebtedness being replaced;

(b) endorsements of checks or drafts in the ordinary course of business;

(c) Indebtedness of the Subsidiaries of the Borrower resulting from loans made by the Borrower to a Subsidiary or loans made by a Subsidiary to another Subsidiary;

(d) other Indebtedness of the Subsidiaries of the Borrower (excluding Indebtedness otherwise permitted in this Section 7.1) which does not exceed $35,000,000 outstanding at any time in the aggregate;

(e) Permitted Subordinated Debt;

(f) Guarantees of the Subsidiaries of the Borrower in respect of Permitted Indebtedness of other Subsidiaries of the Borrower or Guarantees of the Subsidiaries of the Borrower in respect of Indebtedness of the Borrower permitted by this Agreement;

(g) Indebtedness of any Person which becomes a Subsidiary of the Borrower after the Closing Date and extensions, renewals, refinancings and replacements thereof; provided that (A) the principal amount of any such refinancing does not exceed the principal amount of the Indebtedness being refinanced plus the amount of reasonable fees, expenses, premiums and accrued interest paid in connection with such refinancing and (B) the final maturity of such refinancing debt is not shorter than the maturity of the Indebtedness being replaced; provided further, that (1) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created or incurred in contemplation of or in connection with such Person becoming a Subsidiary and (2) no Default or Event of Default exists at the time such Person becomes a Subsidiary and immediately after such Person becomes a Subsidiary.

provided, however, no Indebtedness otherwise permitted under this Section 7.1 shall be permitted if, after giving effect to the incurrence thereof, any Default or Event of Default shall have occurred and be continuing.

Borrower will not, and will not permit any Subsidiary to, issue any preferred shares or other preferred partnership, limited liability company or other equity interests that (i) mature or are mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) are or may become redeemable or repurchaseable by Borrower or such Subsidiary at the option of any holders thereof, in whole or in part or (iii) are convertible or exchangeable at the option of any holders thereof for Indebtedness not permitted by this Agreement, on or prior to, in the case of clause (i), (ii) or (iii), the first anniversary of the Revolving Commitment Termination Date.

       Section 7.2. Negative Pledge.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except:

(a) Permitted Encumbrances;

(b) any Liens on any property or asset of the Borrower or any Subsidiary existing on the Closing Date set forth on Schedule 7.2; provided, that such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary;

(c) purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Lien secures Indebtedness permitted by this Agreement, (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the original cost of acquiring, constructing or improving such fixed or capital assets;

(d) any Lien (i) existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower, (ii) existing on any asset of any Person at the time such Person is merged with or into the Borrower or any Subsidiary of the Borrower or (iii) existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary of the Borrower; provided, that any such Lien was not created in the contemplation of any of the foregoing and any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition;

(e) extensions, renewals, or replacements of any Lien referred to in paragraphs (a) through (f) of this Section 7.2; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby;

(f) any right which any municipal or governmental body or agency may have by virtue of any franchise, license, contract or status to purchase or designate a purchaser of, or order the sale of, any property of the Borrower or any Subsidiary upon payment of reasonable compensation therefor or to terminate any franchise, license or other rights or to regulate the property and business of the Borrower or any Subsidiary;

(g) Liens on cash and cash equivalents granted pursuant to master netting agreements entered into in the ordinary course of business in connection with Hedging Transactions; provided that (i) the transactions secured by such Liens are governed by standard International Swaps and Derivatives Association, Inc. (“ISDA”) documentation, and (ii) such Hedging Transactions consist of derivative transactions contemplated to be settled in cash and not by physical delivery and are designed to minimize the risk of fluctuations in oil and gas prices, interest rates or foreign currency rates with respect to the Borrower’s and its Subsidiaries’ operations in the ordinary course of its business;

(h) Liens pursuant to master netting agreements entered into in the ordinary course of business in connection with Hedging Transactions, in each case pursuant to which the Borrower or any Subsidiary of the Borrower, as a party to such master netting agreement and as pledgor, pledges or otherwise transfers to the other party to such master netting agreement, as pledgee, in order to secure the Borrower’s or such Subsidiary’s obligations under such master netting agreement, a Lien upon and/or right of set off against, all right, title, and interest of the pledgor in any obligations of the pledgee owed to the pledgor, together with all accounts and general intangibles and payment intangibles in respect of such obligations and all dividends, interest, and other proceeds from time to time received, receivable, or otherwise distributed in respect of, or in exchange for, any or all of the foregoing;

(i) Liens securing Indebtedness permitted under Section 7.1(g); and

(j) After consummation of the Tuscarora Acquisition, Liens not otherwise permitted by this Section 7.2 if at the time of, and after giving effect to, the creation or assumption of any such Lien, the aggregate of all obligations of the Borrower and its Subsidiaries secured by any Liens not otherwise permitted hereby does not exceed five percent (5%) of the sum of (i) the consolidated owners’ equity, determined in accordance with GAAP, of the Borrower and its Subsidiaries, and (ii) Consolidated Total Funded Debt.

       Section 7.3. Fundamental Changes.

(a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the Capital Stock of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, then (i) the Borrower or any Subsidiary may merge with a Person if the Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person, (ii) any Subsidiary may merge into another Subsidiary; (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to another Subsidiary, and (iv) any Subsidiary may sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of or other equity interest or may liquidate or dissolve if no Default or Event of Default has occurred and is continuing or would result therefrom, and the Borrower determines in good faith that such sale, lease, transfer, disposition, liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, however, that in no event shall any such merger, consolidation, sale, transfer, lease or other disposition whether or not otherwise permitted by this Section 7.3 have the effect of releasing the Borrower from any of its obligations and liabilities under this Agreement or the other Loan Documents.

(b) So long as Northern Border is a Significant Subsidiary of the Borrower, the Borrower shall not provide its consent to, or vote to, permit Northern Border to lease, sell or otherwise dispose of its assets to any other Person except: (i) sales of inventory, investments, and other assets in the ordinary course of business, (ii) leases, sales or other dispositions of its assets that, together with all other assets of Northern Border previously leased, sold or disposed of (other than disposed of pursuant to this Section 7.3(b)) during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a substantial portion of the assets of Northern Border, (iii) sales of assets which are concurrently leased back, (iv) dispositions of assets which are obsolete or no longer used or useful in the business of Northern Border, and (v) as permitted pursuant to the Northern Border Partnership Agreement as in effect on the Closing Date.

(c) So long as GLGT is a Significant Subsidiary of the Borrower, the Borrower shall not provide its consent to, or vote to, permit GLGT to lease, sell or otherwise dispose of its assets to any other Person except: (i) sales of inventory, investments, and other assets in the ordinary course of business, (ii) leases, sales or other dispositions of its assets that, together with all other assets of GLGT previously leased, sold or disposed of (other than disposed of pursuant to this Section 7.3(b)) during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a substantial portion of the assets of GLGT, (iii) sales of assets which are concurrently leased back, (iv) dispositions of assets which are obsolete or no longer used or useful in the business of GLGT, and (v) as permitted pursuant to the GLGT Partnership Agreement as in effect on the Closing Date.

(d) The Borrower shall not engage in any business activity except (i) the direct or indirect ownership of a limited partner interest in TC PipeLines ILP, TC GL ILP and Tuscarora ILP, (ii) the ownership or operation of energy infrastructure assets and/or (iii) such activities as may be incidental or related thereto.  Neither TC PipeLines ILP, TC GL ILP nor Tuscarora ILP shall, and the Borrower shall not permit any of its Subsidiaries to, engage, directly or indirectly, in any business activity not related to the ownership or operation of energy infrastructure assets.

       Section 7.4. Investments, Loans, Etc.  The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any common stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, except:

(a) Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.4 (including Investments in Subsidiaries);

(b) Permitted Investments;

(c) Guarantees constituting Indebtedness permitted by Section 7.1;

(d) Loans or advances to employees, officers or directors of the Borrower or any Subsidiary in the ordinary course of business for travel, relocation and related expenses; provided, however, that the aggregate amount of all such loans and advances does not exceed $1,000,000 at any time;

(e) Accounts receivable or other indebtedness and extensions of trade credit which arose in the ordinary course of such Person’s business;

(f) Prepaid expenses of such Person incurred and prepaid in the ordinary course of business;

(g) Endorsements of instruments for deposit or collection in the ordinary course of business;

(h) Hedging Transactions permitted by Section 7.9;

(i) Investments permitted by Section 7.3(d); and

(j) Investments made as part of the GLGT Acquisition.

       Section 7.5. Restricted Payments. The Borrower will not, and will not permit its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its Capital Stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of Capital Stock or Indebtedness subordinated to the Obligations of the Borrower or any Guarantee thereof or any options, warrants, or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding (each, a “Restricted Payment”), except for (i) dividends payable by Subsidiaries of the Borrower solely in shares of any class of its Capital Stock, (ii) Restricted Payments made by any Subsidiary to the Borrower or to another Subsidiary, on at least a pro rata basis with any other holders of its Capital Stock if such Subsidiary is not wholly owned by the Borrower and other wholly owned Subsidiaries, (iii) so long as no Event of Default has occurred and is continuing, distributions on the Limited Partnership Units and General Partners’ interests in accordance with the Borrower Partnership Agreement, (iv) Permitted Tax Distributions, (v) payments made with respect to the TransCanada Subordinated Debt to the extent allowed under the Subordination Agreement and (vi) payments made with respect to Permitted Subordinated Debt to the extent allowed by the terms of the agreements entered into connection therewith, which agreements shall have been approved by the Administrative Agent and the Required Lenders.

       Section 7.6. Transactions with Affiliates.  Except as set forth in Schedule 7.6, the Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) any Restricted Payment permitted by Section 7.5 and (c) any Investment permitted by Section 7.4.

       Section 7.7. Restrictive Agreements.  The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, to secure any obligations owing under the Loan Documents, except by indentures or other agreements governing Indebtedness of the Borrower requiring that such Indebtedness be secured by an equal and ratable Lien with any Lien that may be granted to secure any obligations owing under the Loan Documents, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to Guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that the foregoing shall not apply to (i) restrictions or conditions imposed by law or by this Agreement or any other Loan Document or any loan or credit agreement governing Indebtedness permitted by this Agreement, (ii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) customary provisions in leases restricting the assignment thereof, (iv) any such covenant contained in a Contractual Obligation granting or relating to a particular Lien permitted by this Agreement which affects only the property that is the subject of such Lien, (v) restrictions which are not more restrictive than those contained in this Agreement and are contained in any documents governing any Indebtedness incurred after the Closing Date and permitted in accordance with the provisions of this Agreement, (vi) in the case of any joint venture, customary restrictions in such person’s organizational or governing documents or pursuant to any joint venture agreement or stockholders agreement or (vii) any agreement in effect at the time a Person first became a Subsidiary, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary and such agreement only applies to Subsidiaries of such Person.

Section 7.8. Sale and Leaseback Transactions.  The Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

      Section 7.9. Hedging Transactions.  The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.  Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Borrower or any of the Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any common stock or any Indebtedness or (ii) as a result of changes in the market value of any common stock or any Indebtedness but shall be deemed to exclude any Hedging Transaction in which the Borrower hedges the issuance price of its Limited Partnership Units in connection with an anticipated offering of additional Limited Partnership Units) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

       Section 7.10. Certain Amendments to Cash Distribution Policies and Partnership Agreements.   The Borrower agrees that it shall not consent to, vote in favor of or permit any amendment of (a) the cash distribution policies of the Borrower, TC PipeLines ILP, TC GL ILP, Tuscarora ILP, Northern Border, GLGT (after closing of the GLGT Acquisition) or Tuscarora in any manner which would materially adversely affect the rights and remedies of Lenders under and in connection with this Agreement, the Notes or any other Loan Document; or (b) the Borrower Partnership Agreement, the TC PipeLines ILP Limited Partnership Agreement, the Tuscarora ILP Partnership Agreement, the Northern Border Partnership Agreement, the TC GL Partnership Agreement, the GLGT Partnership Agreement (after closing of the GLGT Acquisition) or the Tuscarora Partnership Agreement in any manner which would (i) have a material adverse effect on the rights and remedies of Lenders under and in connection with this Agreement, the Notes or any other Loan Document; or (ii) result in a Material Adverse Effect.

Section 7.11. Accounting Changes.  The Borrower will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any of its Subsidiaries, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrower.

ARTICLE VIII

EVENTS OF DEFAULT

   Section 8.1. Events of Default.  If any of the following events (each an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Section 8.1) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days; or

(c) any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with this Agreement or any other Loan Document and any amendments or modifications hereof shall prove to be incorrect in any material respect when made or deemed made or submitted; or

(d) the Borrower shall fail to observe or perform any covenant or agreement contained in Sections 5.1, 5.2, or 5.3(a) or Articles VI or VII; or

(e) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any Responsible Officer of the Borrower becomes aware of such failure, or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(f) the Borrower or any of its Significant Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, (i) any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness, provided that the foregoing shall not apply to any failure to pay any principal of, or premium or interest on the TransCanada Subordinated Debt because such payment is prohibited by the terms of the Subordination Agreement; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; (ii) any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or (iii) (A) there occurs under any Hedging Transaction an Early Termination Date (as defined in such Hedging Transaction) resulting from an event of default under such Hedging Transaction as to which the Borrower or any of its Significant Subsidiaries is the Defaulting Party (as defined in such Hedging Transaction) and the value owed by the Borrower or any of its  Significant Subsidiaries as a result thereof is greater than (individually or collectively) $15,000,000 and such amount is not paid when due under such Hedging Transaction, or (B) there occurs under any Hedging Transaction an Early Termination Date (as defined in such Hedging Transaction) resulting from any Termination Event (as so defined) under such Hedging Transaction as to which the Borrower or any of its Significant Subsidiaries is an Affected Party (as defined in such Hedging Transaction) and the value owed by the Borrower or any of its  Significant Subsidiaries as a result thereof is greater than (individually or collectively) $15,000,000 and such amount is not paid when due under such Hedging Transaction; or

(g) the General Partner, the Borrower or any of its Significant Subsidiaries shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of them or any substantial part of their property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 8.1, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the General Partner, the Borrower or any of its Significant Subsidiaries or for a substantial part of their assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any partnership action for the purpose of effecting any of the foregoing; or

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the General Partner, the Borrower or any of its Significant Subsidiaries or their debts, or any substantial part of their assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the General Partner, the Borrower or any of its Significant Subsidiaries or for a substantial part of their assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i) the General Partner, the Borrower or any of its Significant Subsidiaries shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower or any of its Significant Subsidiaries in an aggregate amount exceeding $15,000,000; or

(k) any judgment or order for the payment of money in excess of $15,000,000 in the aggregate shall be rendered against the Borrower or any of its Significant Subsidiaries, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 8.1(k) if and for so long as (i) the amount of such judgment or order is covered (subject to customary deductibles) by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A-“ by A.M. Best Company, has been notified of, and has not denied coverage of, the amount of such judgment or order; or

(l) any non-monetary judgment or order shall be rendered against the Borrower or any of its Significant Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m) a Change in Control shall occur or exist; or

(n) any lender holding the TransCanada Subordinated Debt fails to comply with the terms of the Subordination Agreement, or if the Subordination Agreement becomes null and void or unenforceable against any lender holding the TransCanada Subordinated Debt, or any such lender asserts in writing that the Subordination Agreement is void or unenforceable against such lender then, and in every such event (other than an event with respect to the General Partner, the Borrower or any of its Significant Subsidiaries described in clause (g) or (h) of this Section 8.1) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in either clause (g) or (h) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE IX

THE ADMINISTRATIVE AGENT

   Section 9.1. Appointment of Administrative Agent.

(a) Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto.  The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(b) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided, that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

Section 9.2. Nature of Duties of Administrative Agent.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

Section 9.3. Lack of Reliance on the Administrative Agent.  Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 9.4. Certain Rights of the Administrative Agent.  If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5. Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person.  The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6. The Administrative Agent in its Individual Capacity.  The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity.  The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

  Section 9.7. Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower provided that no Default or Event of Default shall exist at such time.  If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

(b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.  If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above.  After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

       Section 9.8. Authorization to Execute other Loan Documents.  Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement.

Section 9.9. Co-Documentation Agents; Co-Syndication Agents; Managing Agents.  Each Lender hereby designates UBS Securities LLC and Royal Bank of Canada as Co-Documentation Agents and agrees that the Co-Documentation Agents shall have no duties or obligations under any Loan Documents to any Lender or the Borrower.  Each Lender hereby designates BMO Capital Markets Financing Inc. and The Royal Bank of Scotland plc as Co-Syndication Agents and agrees that the Co-Syndication Agents shall have no duties or obligations under any Loan Documents to any Lender or the Borrower.  Each Lender hereby designates Deutsche Bank Securities Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd. as Managing Agents and agrees that the Managing Agents shall have no duties or obligations under any Loan Documents to any Lender or the Borrower.

ARTICLE X

MISCELLANEOUS

    Section 10.1. Notices.

 (a) Written Notices.

      (i) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:	TC PipeLines, LP c/o TC PipeLines GP
450-1 Street SW
Calgary, AB T2P5H1
Attention: Corporate Secretary
Telecopy Number: 403.920.2467

With a copy to:	TC PipeLines, LP
c/o TC PipeLines GP
450-1 Street SW
Calgary, AB T2P5H1
Attention: Vice President and Treasurer
Telecopy Number: 403.920.2358

To the Administrative Agent or Swingline Lender:	SunTrust Bank
303 Peachtree Street, N. E
Atlanta, Georgia 30308
Attention: Joe McCreery
Telecopy Number:

                                .

          With a copy to:                           SunTrust Bank
Agency Services
303 Peachtree Street, N. E./ 25th Floor
Atlanta, Georgia 30308
Attention: Ms. Dorris Folsom
Telecopy Number: (404) 658-4906

and

King & Spalding LLP
1180 Peachtree Street, N.W.
Atlanta, Georgia 30309
Attention: W. Todd Holleman
Telecopy Number: (404) 572-5100

To the Issuing Bank:                           SunTrust Bank
25 Park Place, N. E./Mail Code 3706
Atlanta, Georgia 30303
Attention: John Conley
Telecopy Number: (404) 588-8129

To the Swingline Lender:                    SunTrust Bank
Agency Services
303 Peachtree Street, N.E./25th Floor
Atlanta, Georgia 30308
Attention: Ms. Dorris Folsom
Telecopy Number: (404) 658-4906

To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance Agreement executed by such Lender

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that any Notices of Borrowing, any Notices of Conversion/Continuation, and any notices provided under Section 5.2 or 5.3 delivered to the Administrative Agent, the Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section 10.1.

(ii) Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower.  The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person believed by it to be a Person authorized by the Borrower to give such notice and the Administrative Agent and Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice.  The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in any such telephonic or facsimile notice.

(b) Electronic Communications.

(i) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article 2 unless such Lender, the Issuing Bank, as applicable, and Administrative Agent have agreed to receive notices under such Section by electronic communication and have agreed to the procedures governing such communications. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii) Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

   Section 10.2. Waiver; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b) No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section 10.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person.  Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

   Section 10.3. Expenses; Indemnification.

(a) The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including, without limitation, but limited to the reasonable fees, charges and disbursements of one outside counsel for the Administrative Agent, the Issuing Bank and the Lenders) incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 10.3, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) The Borrower shall pay, and hold the Administrative Agent and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d) To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(e) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.

(f) All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.

   Section 10.4. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)  Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, Revolving Credit Exposure or the Commitment assigned.

(iii)  Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender with a Commitment; and

(C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Commitments.

(iv)  Assignment and Acceptance.  The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.20 if such assignee is a Foreign Lender.

(v)  No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi)  No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.4.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.  In establishing and maintaining the Register, Administrative Agent shall serve as Company’s agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent SunTrust Bank serves in such capacity, SunTrust Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Bank sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders, Issuing Bank and Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(e) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant:  (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 10.4 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; or (vi) release all or substantially all collateral (if any) securing any of the Obligations.  Subject to paragraph (e) of this Section 10.4, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19, and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.21 as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.18 and Section 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant, after disclosure of such greater payment, is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.20(e) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

 Section 10.5. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof except for Sections 5-1401 and 5-1402 of the New York General Obligations Law) of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court of the Southern District of New York, and of  the Supreme Court of the State of New York sitting in New York county and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section 10.5 and brought in any court referred to in paragraph (b) of this Section 10.5.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1.  Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

 Section 10.6. WAIVER OF JURY TRIAL.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

 Section 10.7. Right of Setoff.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender or any of its Affiliates and the Issuing Bank to or for the credit or the account of the Borrower against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured.  Each Lender and the Issuing Bank agree promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender and the Issuing Bank, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application.  Each Lender and the Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender or Issuing Bank.

  Section 10.8. Counterparts; Integration.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

  Section 10.9. Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.18, 2.19, 2.20, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof provided that the provisions of Sections 2.18, 2.19, and 2.20 shall only survive and remain in full force and effect until the first anniversary of the Termination Date.  All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.

  Section 10.10. Severability.  Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

  Section 10.11. Confidentiality.  Each of the Administrative Agent, the Issuing Bank and each Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any confidential information provided to it by the Borrower or any Subsidiary, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender, including without limitation accountants, legal counsel and other advisors with a reasonable need for such information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential on substantially the same terms as provided herein), (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority or self-regulatory body having or claiming authority to regulate or oversee any aspect of the Administrative Agent's or any Lender's business or businesses, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 10.11, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, and (ix) subject to provisions substantially similar to this Section 10.11, to any actual or prospective assignee or Participant, or (vi) with the consent of the Borrower.  Any Person required to maintain the confidentiality of any information as provided for in this Section 10.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information; provided that, in the case of clauses (ii) or (iii), with the exception of disclosure to bank regulatory authorities, the Administrative Agent, the Issuing Bank and each Lender agree, to the extent practicable and legally permissible, to give the Borrower prompt prior notice so that it may seek a protective order or other appropriate remedy.

   Section 10.12. Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.

   Section 10.13. Patriot Act.   The Administrative Agent and each Lender to whom the Patriot Act applies hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.  The Borrower shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

    Section 10.14. Location of Closing.  Each Lender acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement to Agent, c/o King & Spalding LLP, 1185 Avenue of the Americas, New York, New York  10036.  Borrower acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement and each other Loan Document, together with all other documents, instruments, opinions, certificates and other items required under Section 3.1, to Administrative Agent, c/o King & Spalding LLP, 1185 Avenue of the Americas, New York, New York  10036.  All parties agree that closing of the transactions contemplated by this Credit Agreement has occurred in New York.

    Section 10.15. Non-Recourse to the General Partner and Associated Persons.  The Administrative Agent, the Issuing Bank and each Lender agrees on behalf of itself and its successors, assigns and legal representatives, that neither the General Partner nor any Person which is a partner, shareholder, member, owner, officer, director, supervisor, trustee or other principal (collectively, “Associated Persons”) of the Borrower, the General Partner, or any of their respective successors or assigns, shall have any personal liability for the payment or performance of any of the Borrower’s obligations hereunder or under any of the Notes and no monetary or other judgment shall be sought or enforced against the General Partner or any of such Associated Persons or any of their respective successors or assigns.  Notwithstanding the foregoing, neither the Administrative Agent, the Issuing Bank nor any Lender shall be deemed barred by this Section 10.15 from asserting any claim against any Person based upon an allegation of fraud or misrepresentation.

(remainder of page left intentionally blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal in the case of the Borrower by their respective authorized officers as of the day and year first above written.

TC PIPELINES, LP By: TC PipeLines GP, Inc., its General Partner

By   /s/  Mark A. P. Zimmerman
Name:  Mark A. P. Zimmerman
Title:    President

By   /s/  Donald J. DeGrandis
Name:  Donald J. DeGrandis
Title:    Secretary

[SIGNATURE PAGE TO THE AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT]

SUNTRUST BANK
as Administrative Agent, as Issuing Bank, as Swingline Lender and as a Lender

By   /s/  Peter Panos
Name:  Peter Panos
Title:    Vice President

[SIGNATURE PAGE TO THE AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT]

BMO CAPITAL MARKETS FINANCING INC., as Co-Syndication Agent and as a Lender

By          /s/  Kristina Burden
Name:    Kristina Burden
Title:      Vice President

[SIGNATURE PAGE TO THE AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT]

THE ROYAL BANK OF SCOTLAND PLC, as Co-Syndication Agent and as a Lender

By           /s/  Matthew J. Main
Name:    Matthew J. Main
Title:      Managing Director

SIGNATURE PAGE TO THE AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT]

UBS SECURITIES LLC, as Co-Documentation Agent

By            /s/  Richard L. Tavrow
Name:     Richard L. Tavrow
Title:       Director
                Banking Products
Services, US

By           /s/  Irja R. Otsa
Name:     Irja R. Otsa
Title:       Associate Director
                Banking Products
        Services, US

SIGNATURE PAGE TO THE AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT]

UBS LOAN FINANCE LLC, as a Lender

By           /s/  Richard L. Tavrow
Name:     Richard L. Tavrow
Title:       Director
                Banking Products
        Services, US

By           /s/  Irja R. Otsa
Name:     Irja R. Otsa
Title:       Associate Director
                Banking Products
        Services, US

[SIGNATURE PAGE TO THE AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT]

ROYAL BANK OF CANADA, as Co-Documentation Agent and as a Lender

By           /s/  Suzanne Kaicher
Name:     Suzanne Kaicher
Title:       Attorney-in-Fact

[SIGNATURE PAGE TO THE AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT]

DEUTSCHE BANK SECURITIES, INC., as Managing Agent

By           /s/  Ming K. Chu
Name:     Ming K. Chu
Title:       Vice President

By           /s/  Rainer Meier
Name:     Rainer Meier
Title:       Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By           /s/  Ming K. Chu
Name:     Ming K. Chu
Title:       Vice President

By           /s/  Rainer Meier
Name:     Rainer Meier
Title:       Vice President

[SIGNATURE PAGE TO THE AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Managing Agent and as a Lender

By           /s/  Kelton Glasscock
Name:     Kelton Glasscock
Title:       Vice President & Manager

[SIGNATURE PAGE TO THE AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT]

CITICORP NORTH AMERICA, INC., as a Lender

By           /s/  David B. Lawrence, III
Name:     David B. Lawrence, III
Title:       Attorney-In-Fact

[SIGNATURE PAGE TO THE AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT]

MIZUHO CORPORATE BANK, LTD., as a Lender

By           /s/  Leon Mo
Name:     Leon Mo
Title:       Senior Vice President

[SIGNATURE PAGE TO THE AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT]

BNP PARIBAS, as a Lender

By           /s/  Larry Robinson
Name:     Larry Robinson
Title:       Director

By           /s/  Greg Smothers
Name:     Greg Smothers
Title:       Vice President

[SIGNATURE PAGE TO THE AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT]

WELLS FARGO BANK N.A., as a Lender

By           /s/  Sushim Shah
Name:     Sushim Shah
Title:       Vice President

[SIGNATURE PAGE TO THE AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT]

BANK HAPOALIM B.M., as a Lender

By           /s/  Marc Bosc
Name:     Marc Bosc
Title:       Vice President

By           /s/  Lenroy Hackett
Name:     Lenroy Hackett
Title:       First Vice President

[SIGNATURE PAGE TO THE AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT]

BANK OF COMMUNICATIONS CO., LTD., NEW YORK BRANCH, as a Lender

By           /s/  Shelley He
Name:     Shelley He
Title:       Deputy General Manager

[SIGNATURE PAGE TO THE AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT]

EXPORT DEVELOPMENT CANADA, as a Lender

By           /s/  Mark Doyle
Name:     Mark Doyle
Title:       Financing Manager
                Extractive Industries & Resources

By           /s/  Francois Morel
Name:     Francois Morel
Title:       Senior Financing Manager
                Extractive Industries & Resources

[SIGNATURE PAGE TO THE AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT]

HSBC BANK USA NATIONAL ASSOCIATION, as a Lender

By           /s/  Mark J. Calvert
Name:     Mark J. Calvert
Title:       Authorized Signature ID #15049

[SIGNATURE PAGE TO THE AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT]

JPMORGAN CHASE BANK, NA, as a Lender

By           /s/  Tara Narasiman
Name:     Tara Narasiman
Title:       Associate

[SIGNATURE PAGE TO THE AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT]

THE BANK OF NOVA SCOTIA, as a Lender

By           /s/  William E. Zarrett
Name:     William E. Zarrett
Title:        Managing Director

[SIGNATURE PAGE TO THE AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT]

Schedule I
APPLICABLE MARGIN AND APPLICABLE PERCENTAGE FOR REVOLVING LOANS

Pricing Level	Leverage Ratio	Applicable Margin for Revolving Eurodollar Loans	Applicable Margin for Revolving Base Rate Loans	Applicable Percentage for Facility Fee	Utilization Premium
I	Less than or equal to 1.50:1.00	0.21% per annum	0.0% per annum	0.065% per annum	0.10% per annum
II	Less than or equal to 2.50:1.00 but greater than 1.50:1.00	0.27% per annum	0.0% per annum	0.08% per annum	0.10% per annum
III	Less than or equal to 3.50:1.00 but greater than 2.50:1.00	0.35% per annum	0.0% per annum	0.10% per annum	0.10% per annum
IV	Less than or equal to 4.50:1.00 but greater than 3.50:1.00	0.50% per annum	0.0% per annum	0.125% per annum	0.10% per annum
V	Greater than 4.50:1.00	0.575% per annum	0.25% per annum	0.175% per annum	0.10% per annum

Schedule I

Schedule II

APPLICABLE MARGIN AND APPLICABLE

PERCENTAGE FOR TERM LOANS

Pricing Level	Leverage Ratio	Applicable Margin for Eurodollar Term Loans	Applicable Margin for Base Rate Term Loans	Applicable Percentage for Commitment Fee
I	Less than or equal to 1.50:1.00	0.375% per annum	0.0% per annum	0.065% per annum
II	Less than or equal to 2.50:1.00 but greater than 1.50:1.00	0.45% per annum	0.0% per annum	0.08% per annum
III	Less than or equal to 3.50:1.00 but greater than 2.50:1.00	0.55% per annum	0.0% per annum	0.10% per annum
IV	Less than or equal to 4.50:1.00 but greater than 3.50:1.00	0.725% per annum	0.0% per annum	0.125% per annum
V	Greater than 4.50:1.00	0.85% per annum	0.25% per annum	0.175% per annum

Schedule II

Schedule III

COMMITMENT AMOUNTS

Lender	Revolving Commitment Amount	Term Loan Commitment Amount
SunTrust Bank	$21,052,631.60	$58,947,368.40
BMO Capital Markets Financing Inc.	$18,421,052.63	$51,578,947.37
The Royal Bank of Scotland plc	$18,421,052.63	$51,578,947.37
UBS Loan Finance LLC	$18,421,052.63	$51,578,947.37
Royal Bank of Canada	$18,421,052.63	$51,578,947.37
Deutsche Bank AG New York Branch	$18,421,052.63	$51,578,947.37
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$18,421,052.63	$51,578,947.37
Citicorp North America, Inc.	$18,421,052.63	$51,578,947.37
BNP Paribas	$18,421,052.63	$51,578,947.37
HSBC Bank USA National Association	$14,473,684.21	$40,526,315.79
JPMorgan chase Bank, NA	$14,473,684.21	$40,526,315.79
Mizuho Corporate Bank, Ltd.	$14,473,684.21	$40,526,315.79
Export Development Canada	$11,842,105.26	$33,157,894.74
The Bank of Nova Scotia	$11,842,105.26	$33,157,894.74
Wells Fargo Bank N.A.	$9,210,526.32	$25,789,473.68
Bank Hapoalim B.M.	$3,947,368.42	$11,052,631.58
Bank of Communications Co., Ltd., New York Branch	$1,315,789.47	$3,684,210.53

Schedule III

SCHEDULE 4.5

ENVIRONMENTAL MATTERS

None

Schedule 4.5

SCHEDULE 4.14

SUBSIDIARIES

1. TC PipeLines ILP, a wholly-owned subsidiary of the Borrower.

2. Tuscarora ILP, a wholly-owned subsidiary of the Borrower.

3. Tuscarora, a 98% owned subsidiary of the Borrower.

4. Tuscarora ILP, a wholly-owned subsidiary of the Borrower.

5. TC GL ILP, a wholly-owned subsidiary of the Borrower.

Schedule 4.14

SCHEDULE 7.1

OUTSTANDING INDEBTEDNESS

1           Indenture, Assignment and Security Agreement dated as at December 21, 1995 (between Tuscarora Gas Transmission Company and Wilmington Trust Company, as Trustee)

2           First Supplemental Indenture Dated as of December 19, 2000 relating to up to $8,000,000 Principal Amount of 7.99% Senior Secured Notes, Series B, due December 21, 2010

3           Second Supplemental Indenture dated as of February 15, 2001

4           Third Supplemental Indenture dated as of March 15, 2002 relating to up to $10,000,000 Principal Amount of 6.89% Senior Secured Notes, Series C, due December 21, 2012

5           $91,700,000 7.13% Senior Secured Notes, Series A, due December 21, 2010 (15 years amortizing)

6           $8,000,000 7.99% Senior Secured Notes, Series B, due December 21, 2010 (10 years amortizing)

7           $10,000,000 6.89% Senior Secured Notes, Series C, due December 21, 2012 (10 years amortizing)

    The outstanding balance for Series A is $57,972,740, for Series B is $5,941,002 and for Series C is $7,189,660.99, for a total of $71,103,402.99.

Schedule 7.1

SCHEDULE 7.2

EXISTING LIENS

1.     NEC Financial Services, Inc. has a lien on certain telephone equipment that the Borrower leases, which lien is more particularly described on UCC-1 financing statement 43586700 filed on December 15, 2004.

2.     Wilmington Trust Company, as Trustee, has a lien on the Borrower’s right, title and interest in certain Collateral Security Transportation Contracts, Support Agreements and other property, which lien is more particularly described on UCC-1 financing statement 9518398 filed on December 20, 1995.

3.     Wilmington Trust Company, as Trustee, has a lien on the Borrower’s right, title and interest in certain Collateral Security Transportation Contracts, Support Agreements and other property, which lien is more particularly described on UCC-1 financing statement 2005039506-9 filed on December 16, 2005.

4.     Wilmington Trust Company, as Trustee, has a lien on the Borrower’s right, title and interest in certain Collateral Security Transportation Contracts, Support Agreements and other property, which lien is more particularly described on UCC-1 financing statement 2005039507-1 filed on December 16, 2005.

5.     Wilmington Trust Company, as Trustee, has a lien on the Borrower’s right, title and interest in certain Collateral Security Transportation Contracts, Support Agreements and other property, which lien is more particularly described on UCC-1 financing statement 2005039508-3 filed on December 16, 2005.

6.     Wilmington Trust Company, as Trustee, has a lien on the Borrower’s right, title and interest in certain Collateral Security Transportation Contracts, Support Agreements and other property, which lien is more particularly described on UCC-1 financing statement 2005039509-5 filed on December 16, 2005.

Schedule 7.2

SCHEDULE 7.4

EXISTING INVESTMENTS

1.     Northern Border 50%

2.     TC PipeLines ILP 100%

3.     Tuscarora 98%

4.     Tuscarora ILP 100%

5.     TC GL ILP 100%

Schedule 7.4

SCHEDULE 7.6

TRANSACTIONS WITH AFFILIATES

1.    GLGT Acquisition

2.     Borrower Partnership Agreement

3.     Tuscarora Acquisition

4.     TransCanada Subordinated Debt Documents

EXHIBIT A
FORM OF REVOLVING CREDIT NOTE

[$___________]
  New York, New York
                                [Date]

FOR VALUE RECEIVED, the undersigned, TC PIPELINES, LP, a Delaware limited partnership (the “Borrower”), hereby promises to pay to [name of Lender] (the “Lender”) or its registered assigns, at the office of SunTrust Bank (“SunTrust”) at 303 Peachtree St., N.E., Atlanta, Georgia 30308, on the Revolving Commitment Termination Date (as defined in the Amended and Restated Revolving Credit and Term Loan Agreement, dated as of February 13, 2007 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto and SunTrust, as administrative agent for the lenders), the lesser of the principal sum of [amount of such Lender’s Revolving Commitment] and the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as provided in the Credit Agreement.  In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, the Borrower further promises to pay all costs of collection, including the reasonable attorneys’ fees of the Lender.

During the continuance of an Event of Default, the Borrower promises to pay interest, on demand, at a rate or rates provided in the Credit Agreement.

All borrowings evidenced by this Revolving Credit Note and all payments and prepayments of the principal hereof and the date thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower to make the payments of principal and interest in accordance with the terms of this Revolving Credit Note and the Credit Agreement.

This Revolving Credit Note is issued in connection with, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

This Revolving Credit Note evidences a restatement of the indebtedness previously outstanding under that certain Revolving Credit and Term Loan Agreement dated as of December 12, 2006, by and among the Borrower, the Lenders and financial institutions party thereto, and SunTrust Bank, as Administrative Agent, and the revolving notes issued thereunder (the “Original Obligations”). This Revolving Credit Note is being delivered by the Borrower and accepted by the Lender in exchange for the Revolving Note evidencing the Original Obligations, but not as a refinancing, substitution, extinguishment or novation of such Original Obligations.

THIS REVOLVING CREDIT NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

                                           TC PIPELINES, LP
                                           By its General Partner TC PipeLines GP, Inc.

                                           By: ______________________________
                                             Name:
                                             Title:

                                           By: ______________________________
                                              Name:
                                              Title:

LOANS AND PAYMENTS

Date	Amount and Type of Loan	Payments of Principal	Unpaid Principal Balance of Note	Name of Person Making Notation

EXHIBIT B
FORM OF TERM NOTE

[$___________]
                                                                                                                                               New York, New York
                                [Date]

     FOR VALUE RECEIVED, the undersigned, TC PIPELINES, LP, a Delaware limited partnership (the “Borrower”), hereby promises to pay to [name of Lender] (the “Lender”) or its registered assigns, at the office of SunTrust Bank (“SunTrust”) at 303 Peachtree St., N.E., Atlanta, Georgia 30308 on the Maturity Date (as defined in the Amended and Restated Revolving Credit and Term Loan Agreement dated as of February 13, 2007 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto and SunTrust, as administrative agent for the lenders) the aggregate unpaid principal amount of the Term Loan made by the Lender to the Borrower pursuant to the Credit Agreement, in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as provided in the Credit Agreement.  In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, the Borrower further promises to pay all costs of collection, including the reasonable attorneys’ fees of the Lender.

During the continuance of an Event of Default, the Borrower promises to pay interest, on demand, at a rate or rates provided in the Credit Agreement.

All borrowings evidenced by this Term Note and all payments and prepayments of the principal hereof and the date thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower to make the payments of principal and interest in accordance with the terms of this Term Note and the Credit Agreement.

This Term Note is issued in connection with, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

This Term Note evidences a restatement of the indebtedness previously outstanding under that certain Revolving Credit and Term Loan Agreement dated as of December 12, 2006, by and among the Borrower, the Lenders and financial institutions party thereto, and SunTrust Bank, as Administrative Agent, and the revolving notes issued thereunder (the “Original Obligations”). This Term Note is being delivered by the Borrower and accepted by the Lender in exchange for the Term Note evidencing the Original Obligations, but not as a refinancing, substitution, extinguishment or novation of such Original Obligations.

THIS TERM NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the date first above written.

                                                 TC PIPELINES, LP
                                                 By its General Partner TC PipeLines GP, Inc.

                                                 By: ______________________________
  Name:
Title:

                                                 By: ______________________________
  Name:
Title:

LOANS AND PAYMENTS

Date	Amount and Type of Loan	Payments of Principal	Unpaid Principal Balance of Note	Name of Person Making Notation

EXHIBIT C
FORM OF SWINGLINE NOTE

$5,000,000
                                                                                                                                               New York, New York
                                   [Date]

FOR VALUE RECEIVED, the undersigned, TC PIPELINES, LP, a Delaware limited partnership (the “Borrower”), hereby promises to pay to SUNTRUST BANK (the “Swingline Lender”) or its registered assigns, at the office of SunTrust Bank (“SunTrust”) at 303 Peachtree St., N.E., Atlanta, Georgia 30308, on the Revolving Commitment Termination Date (as defined in the Amended and Restated Revolving Credit and Term Loan Agreement dated as of February 13, 2007 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto and SunTrust, as administrative agent for the lenders), the lesser of the principal sum of FIVE MILLION AND NO/100 DOLLARS ($5,000,000) and the aggregate unpaid principal amount of all Swingline Loans made by the Swingline Lender to the Borrower pursuant to the Credit Agreement, in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as provided in the Credit Agreement.  In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, the Borrower further promises to pay all costs of collection, including the reasonable attorneys’ fees of the Swingline Lender.

During the continuance of an Event of Default, the Borrower promises to pay interest, on demand, at a rate or rates provided in the Credit Agreement.

All borrowings evidenced by this Swingline Note and all payments and prepayments of the principal hereof and the date thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower to make the payments of principal and interest in accordance with the terms of  this Swingline Note and the Credit Agreement.

This Swingline Note is issued in connection with, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

This Swingline Note evidences a restatement of the indebtedness previously outstanding under that certain Revolving Credit and Term Loan Agreement dated as of December 12, 2006, by and among the Borrower, the Lenders and financial institutions party thereto, and SunTrust Bank, as Administrative Agent, and the revolving notes issued thereunder (the “Original Obligations”). This Swingline Note is being delivered by the Borrower and accepted by the Lender in exchange for the Swingline Note evidencing the Original Obligations, but not as a refinancing, substitution, extinguishment or novation of such Original Obligations.

THIS SWINGLINE NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

                                                 TC PIPELINES, LP
                                                 By its General Partner TC PipeLines GP, Inc.

                                                 By: ______________________________
  Name:
Title:

                                                 By: ______________________________
 Name:
Title:

LOANS AND PAYMENTS

Date	Amount and Type of Loan	Payments of Principal	Unpaid Principal Balance of Note	Name of Person Making Notation

EXHIBIT D

FORM OF ASSIGNMENT AND ACCEPTANCE

                                  [date to be supplied]

Reference is made to the Amended and Restated Revolving Credit and Term Loan Agreement dated as of February 13, 2007 (as amended and in effect on the date hereof, the “Credit Agreement”), among TC PipeLines, LP, a Delaware limited partnership, the lenders from time to time party thereto and SunTrust Bank, as Administrative Agent (the “Administrative Agent”) for such lenders.  Terms defined in the Credit Agreement are used herein with the same meanings.

The [name of assignor] (the “Assignor”) (as designated below) hereby sells and assigns, without recourse, to [name of assignee] (the “Assignee”), and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth below in the Term Loan of the Assignor on the Assignment Date and the Revolving Commitment of the Assignor on the Assignment Date and Revolving Loans owing to the Assignor which are outstanding on the Assignment Date, together with the participations in the LC Exposure and the Swingline Exposure of the Assignor on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date.  The Assignee hereby acknowledges receipt of a copy of the Credit Agreement.  From and after the Assignment Date
(i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and
(ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.20(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee.  The Assignee shall pay the fee payable to the Administrative Agent pursuant to Section 10.4(b) of the Credit Agreement.

The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim created by the Assignor and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date, unless otherwise agreed in writing by the Administrative Agent.

This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment:

 (“Assignment Date”):

Percentage Assigned
of Commitment/Loan(s) (set
forth, to at least 3 decimals, as
a percentage of the aggregate
Facility	Principal Amount Assigned	Commitments of all Lenders thereunder)
Revolving Loans:	$	%
Term Loan	$	%

The terms set forth above are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By:
Name:
Title:

The undersigned hereby consents to the within assignment1:

TC PIPELINES, LP By its General Partner TC PipeLines GP, Inc. By: ___________________________		SunTrust Bank, as Administrative Agent: By: _____________________________
	Name:	Name:
	Title:	Title:

By:	____________________________
Name: Title:

1 Consents to be included to the extent required by Section 10.4(b) of the Credit Agreement.

EXHIBIT 2.3(a)
FORM OF NOTICE OF TERM LOAN
BORROWING

[Date]

SunTrust Bank,
   as Administrative Agent
   for the Lenders referred to below
303 Peachtree Street, N.E.
Atlanta, GA 30308

Ladies and Gentlemen:

Reference is made to the Revolving Credit and Term Loan Agreement dated as of December 12, 2006 (as amended and in effect on the date hereof, the “Credit Agreement”), among the undersigned, as Borrower, the lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent.  Terms defined in the Credit Agreement are used herein with the same meanings.  This notice constitutes a Notice of Borrowing, and the Borrower hereby requests a Term Loan Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Term Loan Borrowing requested hereby:

(A)	Aggregate principal amount of Term Loan Borrowing 2: ___________________
(B)	Date of Term Loan Borrowing (which is a Business Day): __________________
(C)	Interest Rate basis 3: ___________________
(D)	Interest Period 4: ______________________
(E)	Location and number of Borrower’s account to which proceeds of Term Loan are to be disbursed: ___________________

2  Not less than $5,000,000 and an integral multiple of $1,000,000 for a Eurodollar Borrowing and not less than $1,000,000 and an integral multiple of $100,000 for a Base Rate Borrowing.
3  Eurodollar Borrowing or Base Rate Borrowing.
4 Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.

Exhibit 2.3(a)-1

The Borrower hereby represents and warrants that the conditions specified in paragraphs (a), (b), (c) and (d) of Section 3.2 of the Credit Agreement are satisfied.

Very truly yours,

TC PIPELINES, LP
By its General Partner TC PipeLines GP, Inc.

By: ______________________________
Name:
Title:

By: ______________________________
Name:
Title:

Exhibit 2.3(a)-2

EXHIBIT 2.3(b)
FORM OF NOTICE OF REVOLVING BORROWING

[Date]

SunTrust Bank,
   as Administrative Agent
   for the Lenders referred to below
303 Peachtree Street, N.E.
Atlanta, GA 30308

Ladies and Gentlemen:

Reference is made to the Amended and Restated Revolving Credit and Term Loan Agreement dated as of February 13, 2007 (as amended and in effect on the date hereof, the “Credit Agreement”), among the undersigned, as Borrower, the lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent.  Terms defined in the Credit Agreement are used herein with the same meanings.  This notice constitutes a Notice of Borrowing, and the Borrower hereby requests a Revolving Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Revolving Borrowing requested hereby:

(A)           Aggregate principal amount of Revolving Borrowing5: ___________________

(B)           Date of Revolving Borrowing (which is a Business Day): __________________

(C)           Interest Rate basis6: ___________________

(D)           Interest Period7: ______________________

(E)	Location and number of Borrower’s account to which proceeds of Revolving Borrowing are to be disbursed: ___________________

5  Not less than $5,000,000 and an integral multiple of $1,000,000 for a Eurodollar Borrowing and not less than $1,000,000 and an integral multiple of $100,000 for a Base Rate Borrowing.
6  Eurodollar Borrowing or Base Rate Borrowing.
7  Which must comply with the definition of “Interest Period” and end not later than the Revolving Commitment Termination Date.

The Borrower hereby represents and warrants that the conditions specified in paragraphs (a), (b) and (c) of Section 3.2 of the Credit Agreement are satisfied.

Very truly yours,

TC PIPELINES, LP
By its General Partner TC PipeLines GP, Inc.

By: ______________________________
Name:
Title:

By: ______________________________
Name:
Title:

EXHIBIT 2.4
FORM OF NOTICE OF SWINGLINE
BORROWING

[Date]
SunTrust Bank,
   as Administrative Agent
   for the Lenders referred to below
303 Peachtree Street, N.E.
Atlanta, GA 30308

Ladies and Gentlemen:

Reference is made to the Amended and Restated Revolving Credit and Term Loan Agreement dated as of February 13, 2007 (as amended and in effect on the date hereof, the “Credit Agreement”), among the undersigned, as Borrower, the Lenders named therein, and SunTrust Bank, as Administrative Agent.  Terms defined in the Credit Agreement are used herein with the same meanings.  This notice constitutes a Notice of Revolving Borrowing, and the Borrower hereby requests a Revolving Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Revolving Borrowing requested hereby:

(A)           Principal amount of Swingline Loan1: ____________________

(B)           Date of Swingline Loan (which is a Business Day)  ____________________

(C)	Location and number of Borrower’s account to which proceeds of Swingline Loan are to be disbursed: ____________________

The Borrower hereby represents and warrants that the conditions specified in paragraphs (a), (b) and (c) of Section 3.2 of the Credit Agreement are satisfied.

Very truly yours,

TC PIPELINES, LP
By its General Partner TC PipeLines GP, Inc.

By: ______________________________
    Name:
    Title:

By: ______________________________
    Name:
    Title:

1 Not less than $100,000 and an integral multiple of $50,000.

EXHIBIT 2.7
FORM OF CONTINUATION/CONVERSION

[Date]

SunTrust Bank,
   as Administrative Agent
   for the Lenders referred to below
303 Peachtree Street, N.E.
Atlanta, GA 30308

Ladies and Gentlemen:

Reference is made to the Amended and Restated Revolving Credit and Term Loan Agreement dated as of February 13, 2007 (as amended and in effect on the date hereof, the “Credit Agreement”), among the undersigned, as Borrower, the lenders named therein, and SunTrust Bank, as Administrative Agent.  Terms defined in the Credit Agreement are used herein with the same meanings.  This notice constitutes a Notice of Continuation/Conversion and the Borrower hereby requests the conversion or continuation of a [Revolving Borrowing][the Term Loans] under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the [Revolving Borrowing][the Term Loans] to be converted or continued as requested hereby:

(A)           [Revolving Borrowing] [Term Loans] to which this request applies:

(B)	Principal amount of [Revolving Borrowing] [Term Loans] to be converted/continued: ______________________

(C)           Effective date of election (which is a Business Day): ______________________

(D)           Interest rate basis: ______________________

(E)           Interest Period: ______________________

The Borrower hereby represents and warrants that at the time of and immediately after giving effect to such conversion or continuation, as applicable, no Default or Event of Default shall exist.

Very truly yours,

TC PIPELINES, LP
By its General Partner TC PipeLines GP, Inc.

By: ______________________________
Name:
Title:

By: ______________________________
Name:
Title:

EXHIBIT 3.1(b)(iv)

FORM OF SECRETARY’S CERTIFICATE

Reference is made to the Amended and Restated Revolving Credit and Term Loan Agreement dated as of February 13, 2007 (the “Credit Agreement”), among TC PipeLines, LP (the “Borrower”), the lenders named therein, and SunTrust Bank, as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings.  This certificate is being delivered pursuant to Section 3.1 of the Credit Agreement.

The undersigned hereby certifies to the Administrative Agent that:

(a) he is the Secretary of TC PipeLines GP, Inc., a Delaware corporation and general partner of the Borrower (the “General Partner”), and that, as such, is authorized to execute this Secretary’s Certificate of the General Partner on behalf of the Borrower;

(b) he is familiar with the Partnership Agreement (as defined below) of the Borrower and the books and records of the Borrower;

(c) he is familiar with the bylaws of the General Partner and the books and records of the General Partner, and schedules meetings of its board of directors;

(d) there have been no amendments or supplements to, or restatements of, the certificate of limited partnership of the Borrower or to the certificate of incorporation of the General Partner delivered pursuant to Section 3.1 of the Credit Agreement;

(e) to his knowledge, no proceedings have been instituted or are pending or contemplated with respect to the dissolution, liquidation or sale of all or substantially all the assets of the Borrower or threatening its existence or the forfeiture or any of its corporate rights;

(f) annexed hereto as Exhibit A is a true and correct copy of the Bylaws of the General Partner as in effect on November 29, 2006 and at all times thereafter through the date hereof;

(g) annexed hereto as Exhibit B is a true and correct copy of the Amended and Restated Agreement of Limited Partnership of the Borrower (the “Partnership Agreement” as in effect on November 29, 2006 and at all times thereafter through the date hereof;

(h) annexed hereto as Exhibit C is a true and correct copy of certain resolutions duly adopted by the Board of Directors of the General Partner at a meeting of said Board of Directors held on January 7, 2007, authorizing the execution, delivery and performance of the Loan Documents to which the Borrower is a party, which resolutions are the only resolutions adopted by the Board of Directors of the General Partner or any committee thereof relating to the Credit Agreement and the other Loan Documents to which the Borrower is a party and the transactions contemplated therein and have not been revoked, amended, supplemented or modified and are in full force and effect on the date hereof; and

(i) annexed hereto as Exhibit D are true and correct copies of the Amended and Restated Agreement of Limited Partnership of TC PipeLines Intermediate Limited Partnership, the Agreement of Limited Partnership of TC Tuscarora Intermediate Limited Partnership, and First Amended and Restated General Partnership Agreement of Northern Border Pipeline Company respectively.

IN WITNESS WHEREOF, I have hereunto signed my name this ___ day of February, 2007.

___________________________
Donald J. DeGrandis
Secretary

I, Mark A. P. Zimmerman, President of the General Partner, do hereby certify that Donald J. DeGrandis has been duly elected, is duly qualified and is the Secretary of the General Partner, that the signature set forth above is his genuine signature and that he has held such office at all times since April 19, 2005.

____________________________
Mark A. P. Zimmerman
President

EXHIBIT A

[BYLAWS]

EXHIBIT B

[AGREEMENT OF LIMITED PARTNERSHIP]

EXHIBIT C

[RESOLUTIONS]

EXHIBIT D

[PARTNERSHIP AGREEMENTS]

EXHIBIT 3.1(b)(viii)

FORM OF OFFICER’S CERTIFICATE

This Officer’s Certificate is delivered pursuant to Section 3.1(b)(viii) of the Amended and Restated Revolving Credit and Term Loan Agreement, dated as of February 13, 2007 (the “Credit Agreement”), among TC PIPELINES, LP, a Delaware limited partnership (the “Borrower”), by its General Partner TC PIPELINES, GP, INC., a Delaware corporation (the “GP”), the Lenders parties thereto, and SUNTRUST BANK, as administrative agent (the “Agent”). Terms defined in the Credit Agreement are used herein as therein defined.

The undersigned President and Secretary of the GP hereby certify to the Agent and the Lenders as follows:

1. The representations and warranties of the Borrower set forth in the Loan Documents are true and correct on and as of the date hereof.

2. No Default or Event of Default exists on and as of the date hereof.

3. Since the date of the financial statements of the Borrower described in Section 4.4 of the Credit Agreement, there has been no change which has had or could reasonably be expected to have a Material Adverse Effect.

4. Attached hereto as Exhibit A is a true and correct copy of that certain Purchase and Sale Agreement, dated as of December 22, 2006, among El Paso Great Lakes Company, L.L.C., as seller, and TC GL Intermediate Limited Partnership and TransCanada PipeLine USA Ltd., as buyers, including all amendments, supplements and other modifications thereto, and all waivers granted in respect of the conditions and requirements thereof, all as in effect on the date hereof.

IN WITNESS WHEREOF, the undersigned have executed this Closing Certificate as of the date set forth below.

____________________________                                                           ________________________
Mark A.P. Zimmerman                                                                                     Donald J. DeGrandis
President                                                                                           Secretary

Date: ______________, 2007

EXHIBIT 5.1(c)
FORM OF COMPLIANCE CERTIFICATE

To:           SunTrust Bank, as Administrative Agent
303 Peachtree St., N.E.
Atlanta, GA 30308
Attention: _____________

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of February 13, 2007 (as amended and in effect on the date hereof, the “Credit Agreement”), among TC PipeLines, LP (the “Borrower”), the lenders named therein, and SunTrust Bank, as Administrative Agent.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

I, __________________, being the duly elected and qualified, and acting in our capacities as [chief executive officer/chief financial officer/controller] of TC PipeLines GP, Inc., the general partner of the Borrower (the “General Partner”), respectively, hereby certify to the Administrative Agent and each Lender as follows:

1.           The consolidated financial statements of the Borrower and its Subsidiaries attached hereto for the fiscal [quarter][year] ending ____________________ fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as at the end of such fiscal [quarter][year] on a consolidated basis, and the related statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal [quarter][year], in accordance with generally accepted accounting principles consistently applied (subject, in the case of such quarterly financial statements, to normal year-end audit adjustments and the absence of footnotes).

2.           The calculations set forth in Attachment 1 are computations of the financial covenants set forth in Article VI of the Credit Agreement calculated from the financial statements referenced in clause 1 above in accordance with the terms of the Credit Agreement.

3.           Based upon a review of the activities of Borrower and its Subsidiaries and the financial statements attached hereto during the period covered thereby, as of the date hereof, there exists no Default or Event of Default.

___________________________
Name: _____________________
Title:

Exhibit 5.1(c)-1

Attachment to Compliance Certificate

Exhibit 5.1(c)-2